PURCHASE AND SALE AGREEMENT

                             Between

                       CARROLS CORPORATION
                         (as Purchaser)

                               And


         THE CORPORATIONS AND PARTNERSHIPS LISTED ON THE
                      SIGNATURE PAGE HEREOF
                    (Collectively as Sellers)











                   Dated as of  May ____, 1994

                         TABLE OF CONTENTS

                            ARTICLE I

                   PURCHASE AND SALE; CLOSING

     1.1  Assets to be Conveyed; Excluded Assets . . . . . . .  1
     1.2  Purchase Price for Assets. . . . . . . . . . . . . .  3
     1.3 Real Properties: Lease of Owned Real Properties and Assignments of Leases;
          Easements and Parking Agreements . . . . . . . . . .  4
     1.4  Assumption of Liabilities. . . . . . . . . . . . . .  5
     1.5  Closing; Deliveries. . . . . . . . . . . . . . . . .  6
     1.6  Adjustments. . . . . . . . . . . . . . . . . . . . .  6
     1.7  Appointment of Sellers' Agent. . . . . . . . . . . .  7

                           ARTICLE II

            REPRESENTATIONS AND WARRANTIES OF SELLERS

     2.1  Organization and Corporate Power . . . . . . . . . .  8
     2.2  Governing Instruments. . . . . . . . . . . . . . . .  8
     2.3  Due Authorization. . . . . . . . . . . . . . . . . .  8
     2.4  No Violation . . . . . . . . . . . . . . . . . . . .  8
     2.5  Consents . . . . . . . . . . . . . . . . . . . . . .  9
     2.6  Financial Statements . . . . . . . . . . . . . . . .  9
     2.7  Assets . . . . . . . . . . . . . . . . . . . . . . .  9
     2.8  Inventory. . . . . . . . . . . . . . . . . . . . . . 10
     2.9  Real Properties; Real Property Leases. . . . . . . . 10
     2.10 Franchise Agreements . . . . . . . . . . . . . . . . 11
     2.11 Employment Arrangements. . . . . . . . . . . . . . . 12
     2.12 Contracts and Arrangements . . . . . . . . . . . . . 12
     2.13 ERISA. . . . . . . . . . . . . . . . . . . . . . . . 12
     2.14 Litigation, Compliance with Laws and Consents. . . . 13
     2.15 Environmental Matters. . . . . . . . . . . . . . . . 14
     2.16 Insurance Policies . . . . . . . . . . . . . . . . . 14
     2.17 Tax Returns. . . . . . . . . . . . . . . . . . . . . 14
     2.18 Adverse Restrictions . . . . . . . . . . . . . . . . 14
     2.19 Brokers. . . . . . . . . . . . . . . . . . . . . . . 15
     2.20 Material Information . . . . . . . . . . . . . . . . 15
     2.21 Continuing Representations . . . . . . . . . . . . . 15

                           ARTICLE III

           REPRESENTATIONS AND WARRANTIES OF PURCHASER

     3.1  Organization and Corporate Power . . . . . . . . . . 15
     3.2  Certificate of Incorporation and By-Laws . . . . . . 15
     3.3  Due Authorization. . . . . . . . . . . . . . . . . . 15
     3.4  No Violation . . . . . . . . . . . . . . . . . . . . 16
     3.5  Consents . . . . . . . . . . . . . . . . . . . . . . 16
     3.6  Brokers. . . . . . . . . . . . . . . . . . . . . . . 16
     3.7  Material Information . . . . . . . . . . . . . . . . 16
     3.8  Good Standing. . . . . . . . . . . . . . . . . . . . 16
           3.9  Litigation . . . . . . . . . . . . . . . . . . . .
. 16
     3.10 Continuing Representations . . . . . . . . . . . . . 16

                           ARTICLE IV

                    COVENANTS OF THE PARTIES

     4.1  Access to Records and Properties Prior to the Closing
Date 16
     4.2  Operation of the Business of Sellers . . . . . . . . 17
     4.3  Supplements to Disclosures . . . . . . . . . . . . . 18
     4.4  No Other Asset Sales . . . . . . . . . . . . . . . . 18
     4.5  Regulatory Filings and Consents. . . . . . . . . . . 18
     4.6  Announcements; Confidentiality . . . . . . . . . . . 19
     4.7  Limitation of Sellers, Actions After Closing . . . . 19
     4.8  Bulk Sales . . . . . . . . . . . . . . . . . . . . . 19
     4.9  Financial Statements and Reports . . . . . . . . . . 20
     4.10 Environmental Matters. . . . . . . . . . . . . . . . 20
     4.11 Employee Benefit Matters . . . . . . . . . . . . . . 21
     4.12 Access to Restaurants Prior to Closing . . . . . . . 21
     4.13 Covenants of Donald M. Cepiel, Sr. ("Cepiel") and Michael
P. Jones
          ("Jones"). . . . . . . . . . . . . . . . . . . . . . 21

                            ARTICLE V

              CONDITIONS TO OBLIGATIONS OF PARTIES

     5.1  Conditions to the Obligations of Sellers and Purchaser 21
     5.2  Conditions to the Obligations of Sellers . . . . . . 22
     5.3  Conditions to Obligations of Purchaser . . . . . . . 23

                           ARTICLE VI

                      DAMAGE OR DESTRUCTION

     6.1  Damage to or Destruction of One Restaurant - Prior to
Closing 24
     6.2  Damage to or Destruction of Two or More Restaurants -
Prior to Closing 24
     6.3  Notification of Damage or Destruction. . . . . . . . 25

                           ARTICLE VII

                         INDEMNIFICATION

     7.1  Survival of Representations. . . . . . . . . . . . . 25
     7.2  Agreement to Indemnify . . . . . . . . . . . . . . . 25
     7.3  Conditions of Indemnification. . . . . . . . . . . . 25
     7.4  Remedies Cumulative. . . . . . . . . . . . . . . . . 26

                          ARTICLE VIII

                           COVENANT NOT TO COMPETE

     8.1  Covenant Not to Compete. . . . . . . . . . . . . . . 26
     8.2  Geographic Area Reasonable; Reduction of Geographical
Area and Time
          Restriction. . . . . . . . . . . . . . . . . . . . . 27
     8.3  Effect of Breach . . . . . . . . . . . . . . . . . . 27

                           ARTICLE IX

                           TERMINATION

     9.1  Termination. . . . . . . . . . . . . . . . . . . . . 27
     9.2  Effect of Termination; Right to Proceed. . . . . . . 28

                            ARTICLE X

                          MISCELLANEOUS

     10.1 Further Assurances . . . . . . . . . . . . . . . . . 29
     10.2 Waiver and Amendment . . . . . . . . . . . . . . . . 29
     10.3 Remedies . . . . . . . . . . . . . . . . . . . . . . 29
     10.4 Expenses . . . . . . . . . . . . . . . . . . . . . . 29
     10.5 Entire Agreement . . . . . . . . . . . . . . . . . . 29
     10.6 Definitions. . . . . . . . . . . . . . . . . . . . . 29
     10.7 Interpretation . . . . . . . . . . . . . . . . . . . 31
     10.8 Notices. . . . . . . . . . . . . . . . . . . . . . . 31
     10.9 Successors and Assigns . . . . . . . . . . . . . . . 32
     10.10Governing Law. . . . . . . . . . . . . . . . . . . . 32
     10.11Consent to Jurisdiction; Service of Process. . . . . 32
     10.12Severability . . . . . . . . . . . . . . . . . . . . 32
     10.13Purchaser's Designated Affiliate . . . . . . . . . . 32
     10.14Counterparts . . . . . . . . . . . . . . . . . . . . 33
     10.15[INTENTIONALLLY OMITTED] . . . . . . . . . . . . . . 33
     10.16Payment of Expenses. . . . . . . . . . . . . . . . . 33
     10.17Glens Falls Cross Easements. . . . . . . . . . . . . 33

                              TABLE OF EXHIBITS



Exhibit A      Form of Assignment and Assumption of Lease

Exhibit A-1    Memorandum of Lease

Exhibit B      Form of Lease Consent and Estoppel Certificate

Exhibit C      Form of Assumption Agreement

Exhibit D      Form of Opinion of Purchaser's Counsel

Exhibit E      Form of Bill of Sale and Assignment

Exhibit F      Form of Opinion of Sellers' Counsel

Exhibit G      [Intentionally Omitted]

Exhibit H      Like-Kind Exchange Provisions

Exhibit I      [Intentionally Omitted]

Exhibit J      Form of Lease

Exhibit K      Form of FIRPTA Certification

                             TABLE OF SCHEDULES

A         Sellers and Restaurants operated by them

B         Legal Descriptions of Owned Real Properties

C         Legal Descriptions of Leased Real Properties

1.1(a)(i) Restaurant Equipment

1.1(a)(vi)Leased Assets

1.1(b)(i) Store Bank Figures

1.2(b)(i) Allocation of Purchase Price among Sellers

1.2(c)    Allocation of Purchase Price Among Separate Classes of
Assets

1.3(a)(ii)Base Rent and Percentage Rent

1.3(b)(ii)Real Property Lease Expiration Dates, Monetary Terms and
Renewal Terms

1.3(d)    Parking and Easements Agreements

1.6(c)    Real Property Lease Adjustment Formulae

2.5       Required Consents

2.6(b)    Events or items not reflected in Financial Statements

2.9(a)    Liens on Owned Real Properties

2.9(b)    Liens on Leased Real Properties

2.9(c)    Certificate of Occupancy, Ongoing Repairs

2.11(b)   Compliance with Employment Laws, etc.

2.11(c)   Sellers' Employees and Wages

2.12      Other Contracts

2.14(a)   Litigation

2.14(c)   Required Licenses

2.15      Environmental Matters

4.8(b)    Creditors Schedule re:  Bulk Sales

10.17     Glens Falls Cross-Easement

                   PURCHASE AND SALE AGREEMENT


     THIS PURCHASE AND SALE AGREEMENT (the "Agreement") made as of May ____, 1994 by and between CARROLS CORPORATION, a Delaware corporation, with its principal office at 968 James Street, Syracuse, New York 13217-6969 ("Purchaser"); those New York corporations and New York partnerships listed on the signature page as sellers (sometimes referred to herein collectively, as the "Sellers" and individually as a "Seller"), all of whom have their principal office or an office at 20 Wade Road, Latham, New York 12210:

                      W I T N E S S E T H:


     WHEREAS, certain Sellers operate the 16 Burger King restaurants respectively identified by address and Burger King Franchise number opposite their names on Schedule A annexed hereto (each restaurant is hereinafter sometimes referred to individually as a "Restaurant" and collectively as the "Restaurants"); and

     WHEREAS, certain Sellers are the owner or lessee of certain personal property used or held for use in or in connection with the conduct of business at its Restaurant and certain Sellers, as set forth on Schedule A are the owner or lessee of certain buildings, other real property and land upon and in which its Restaurant is located (individually, the "Real Property" and collectively, the "Real Properties");and

     WHEREAS, each Seller proposes to sell, and Purchaser proposes to purchase, all of the Assets (as hereinafter defined) of such Seller; and

     WHEREAS, certain of the Sellers own the Real Property on which its Restaurant is located as more particularly described on Schedule B annexed hereto [attach legal descriptions] (each, an "Owned Real Property" and, collectively, "Owned Real Properties") and proposes to lease its Owned Real Property to Purchaser, and Purchaser proposes to lease such real property from such Seller; and

     WHEREAS, each remaining Seller occupies Real Property pursuant to a lease or sublease agreement (each, a "Real Property Lease" and, collectively, the "Real Property Leases"), which leased Real Properties are more particularly described on Schedule C, with an unaffiliated landlord and proposes to assign to Purchaser, and Purchaser proposes to accept such assignment of such Seller's leasehold interest with respect to the Real Property on which its Restaurant is located (each a "Leased Real Property" and, collectively, the "Leased Real Properties"); and

     NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:

                           ARTICLE I

                   PURCHASE AND SALE; CLOSING

     SECTION 1.1 Assets to be Conveyed; Excluded Assets.

          (a) Assets to be Conveyed. Subject to the terms, provisions and conditions contained in this Agreement, and on the basis of the representations and warranties hereinafter set forth, each Seller agrees to sell, assign, transfer, convey and deliver to Purchaser at the Closing (as hereinafter defined), and Purchaser agrees to purchase and accept the assignment, transfer, conveyance and delivery from such Seller at the Closing, all of the following assets used or located in or held for use in connection with the Restaurant operated by such Seller (collectively, the "Assets") free and clear of all mortgages, leases, liens, security interests, encumbrances, equities, claims, pledges, charges, liabilities and other obligations of whatever kind and character (collectively referred to herein as "Liens") except only as otherwise expressly provided in this Agreement:

                (i) Restaurant Equipment. All of the machinery, equipment, furnishings, supplies, uniforms, and all other personal property (other than Inventory, as hereinafter defined) owned by such Seller and used or held for use in, or in connection with, the operation of its Restaurant, and which are located in the Restaurants, including but not limited to the assets set forth in Schedule 1.1 (a)(i) annexed hereto (collectively, "Restaurant Equipment");

                (ii) Leasehold Improvements. All fixtures and other leasehold improvements owned by such Seller in its Restaurant ("Leasehold Improvements");

                (iii) Intentionally Omitted.

                (iv) Franchise Agreements. The Burger King Franchise Agreement or its Restaurant ("Franchise Agreement" and, together with the Franchise Agreements of other Sellers, the "Franchise Agreements");

                (v) Inventory. All of the food, related paper products, cleaning supplies and promotional items including BK kids' premiums (provided such promotional items and premiums are consistent with advertising campaigns which have been conducted within the prior 12 months) owned by such Seller or otherwise used or held for use in or in connection with the business being conducted at its Restaurant (collectively, "Inventory");

                (vi) Leased Assets. All of the right and interest of such Seller in any item of personal property which is not owned by it but is leased by it or otherwise is used or held for use, in or in connection with the business being conducted at its Restaurant, including but not limited to, the assets set forth on Schedule 1.1(a)(vi) annexed hereto (collectively the "Leased Assets"); and

                (vii) Miscellaneous Assets. All of the right, title and interest of such Seller in any other asset or property owned, leased, subleased, used or held for use in, or in connection with the business being operated at its Restaurant including, but not limited to, contract rights and other general
      intangibles.

          (b)   Excluded Assets.  Notwithstanding anything contained in Section
1.1 (a) hereinabove or anywhere else in this Agreement, the Assets as above defined shall not include any of the following properties, choses in action, contract rights or assets (herein collectively called the "Excluded Assets"):

                (i) Cash on hand or in bank accounts of any Seller, excepting the "Store Bank" at each of the Restaurants and which Store Bank shall be paid for by Purchaser in addition to the purchase price at Closing for each Restaurant in accordance with the amounts set forth on Schedule 1.1(b)(i);

                (ii) All accounts receivable of each Seller and debts owing to the Seller as of the Closing for each Restaurant, including any deposits of Seller for utility services or the like;

                (iii) All tax records and returns, cancelled checks and all other business records of each Seller;

                (iv) Any and all claims for refunds and credits of any tax, payment, charge or fee which each Seller now has or may hereafter acquire against the United States, the State of New York or any political subdivision thereof or any other state or political subdivision thereof;

                (v) Any and all of the Seller's insurance policies, including any and all claims for refund and payments from or against any such insurance policies for any covered events or conditions except as to any damages occurring after the signing of this Agreement and up to the Closing for each Restaurant in which case any insurance proceeds shall be used as otherwise provided in this Agreement.

                (vi) Any and all tangible personal property of Seller which is now, and customarily has been, located at Seller's headquarters at 20 Wade Road, Latham, New York 12110.

                (vii) All leased and owned motor vehicles.

                (viii) Super Snapshot computer software.

     SECTION 1.2 Purchase Price for Assets.

          (a) The Purchase Price (as hereinafter defined,) for a particular Asset shall be payable at the Closing of such Asset to "Sellers' Agent" (as defined in Section 1.7) (on behalf of all Sellers) either (i) by Federal funds bank wire transfer in an amount of the Purchase Price allocated to such Asset to an account designated by Sellers' Agent or (ii) by delivery of one or more certified checks in said amount; except, however, the Purchase Price to be paid for the Inventory shall be paid in the manner set forth in Section 1.2(b)(ii) below

          (b) As used herein, "Aggregate Purchase Price" shall mean:

                (i) For the Assets of all Sellers, exclusive of the Inventory, the aggregate sum of $8,750,000 allocated among each Seller and the
      corresponding Assets as set forth on Schedule 1.2(b)(i) hereto;

                (ii) For the Inventory, the amount equal to the cost therefore as charged to such Seller by its unaffiliated supplier or vendor. At the " Closing" (as hereinafter defined), Purchaser shall pay to Sellers' Agent the cost of the Inventory as calculated below. The cost of the Inventory of each Seller shall be determined by physical inventories to be taken in its Restaurant and in any other location where Inventory may be located which inventories shall be taken after the Restaurants close on the evening immediately prior to the day of the Closing. Within ten days prior to the Closing, Sellers' Agent shall submit a price list for all inventory items (the "Price List"), and Purchaser shall have five days from receipt of the Price List to dispute prices set forth on the Price List. Seller and Purchaser shall each have the right to have at least one of its representatives present at the taking of such inventories. The representatives shall submit a signed, written report of the results of such inventories to both Sellers' Agent and Purchaser. Promptly after receiving such report Sellers' Agent shall then price the inventories shown on such report by multiplying the number of physical items on the report by their respective cost as set forth on the Price List, and Sellers' Agent shall submit such priced inventory (the "Priced Inventory Report") to Purchaser at the Closing. Purchaser shall pay the cost of the Inventory as set forth in the Priced Inventory Report at the Closing. In the event there is a dispute as to the amount set forth in the Priced Inventory Report, the party asserting the dispute must notify the other party within ten days after receipt of the Priced Inventory Report, and the parties shall submit the dispute for resolution to an independent public accounting firm. Within 10 days after the final determination of the Priced Inventory Report: (a) if the Priced Inventory Report exceeds the amount paid for the Inventory at the Closing, Purchaser shall pay the amount of such excess to Sellers' Agent; or (b) if the Priced Inventory Report is less than the amount paid for the Inventory at the Closing, Seller's Agent shall pay the amount of such difference to Purchaser.

          (c) As used herein, "Purchase Price" shall mean with respect to the Assets being sold by each Seller, the Purchase Price therefor as allocated among the separate classes of assets comprising the Assets of such Seller in the manner set forth on Schedule 1.2(c) annexed hereto and the Sellers and Purchaser shall prepare and file their respective tax allocation forms consistent with such allocations.

          (d) Notwithstanding anything contained herein to the contrary, the parties hereto agree that each Seller may elect to receive like-kind property ("Exchange Property")in lieu of receiving cash for all or a portion of the Purchase Price allocable to such Seller in connection with a like-kind exchange (the "Exchange") under section 1031 of the Internal Revenue Code of 1986, as amended (the "Code") and any applicable Internal Revenue Service rules and regulations. The provisions of this Paragraph notwithstanding, Purchaser shall, on the relevant Closing Date, receive good and marketable title to the Real Property Assets and good title to the other assets, free and clear of all Liens (except as otherwise provided in this Agreement), including, without limitation, fee simple title to the Owned Real Properties, in each case subject only to the "Permitted Exceptions" (as defined in Section 2.9 (a)). Purchaser hereby agrees to give to Seller its reasonable cooperation in arranging for and finalizing any such Exchange, and Purchaser and Seller hereby agree that any such Exchange
      shall be governed by the provisions set forth in Exhibit H attached hereto
and
made a part hereof.

     SECTION 1.3 Real Properties: Lease of Owned Real Properties and Assignments of Leases; Easements and Parking Agreements.

          Subject to the terms, provisions and conditions contained in this Agreement and on the basis of the representations and warranties hereinafter set forth, at the Closing, the applicable Sellers shall lease to Purchaser the Owned Real Properties, the applicable Sellers shall assign to Purchaser all of their right, title and interest in and to their respective leasehold estate in the Leased Real Properties and shall assign, sublease or otherwise transfer to Purchaser all of their right, title and interest in and to all parking and other access agreements or arrangements relating to the Real Properties, as follows:

          (a) Leases of Owned Real Property. (i) At the Closing, each Seller owning Owned Real Property shall lease such real property to Purchaser pursuant to a lease agreement in the form of Lease Agreement annexed as Exhibit A hereto (each referred to herein as a "Lease" and, collectively, as the "Leases").

                (ii) The Base Rent and Percentage Rent (as those terms are defined in the Lease) for each Lease shall be as set forth in Schedule 1.3(a)(ii).

                (iii) At Closing, the Lessor under each applicable Lease shall execute, acknowledge and deliver a Memorandum of Lease (each, a "Memorandum of Lease" and collectively "Memoranda of Leases") for each lease, in the form annexed hereto as Exhibit A-1, which shall set forth the material terms of the lease in question and which Memoranda of Leases shall be recorded with the local register of deeds of the respective counties where the Real Properties are located.

          (b) Assignment of Real Property Leases. (i) At Closing, each applicable Seller shall assign to Purchaser all of such Seller's right, title and interest as tenant or subtenant, as the case may be, under the applicable Real Property Lease pursuant to the form of Assignment and Assumption of Lease (the "Lease Assignment") annexed hereto as Exhibit A, and Purchaser shall assume all of the applicable Seller's duties and obligations accruing from and after the Closing Date in or under such lease or sublease. The Lease Assignment shall be executed and delivered in duplicate originals at Closing by each applicable Seller and Purchaser.

                (ii) The expiration dates, monetary terms and renewal terms for each of the Real Property Leases are summarized as set forth in Schedule 1.3
(b)(ii).

                (iii) All recording charges for recording the Lease Assignment shall be paid by Purchaser, except Seller shall pay to record the Gains Tax Affidavit, and real estate transfer taxes of every kind or nature relating to the transfer of the Real Property Leases shall be borne by the Sellers.

          (c) Lease Assignment Consent. With respect to the Real Property Leases, at Closing, each applicable Seller shall deliver to Purchaser a Consent
      to Assignment and Estoppel Certificate in the form annexed hereto as
Exhibit B
(the "Lease Assignment Consent") pursuant to which the respective landlords shall: (i) acknowledge and consent to the applicable Lease Assignment, and (ii) confirm all of the information set forth in the first and last sentences of
Section 2.9(b) of this Agreement.

          (d) Parking, Easements and Related Agreements. Schedules B and C together with Schedule 1.3(d) annexed hereto with respect to each Seller sets forth all written or oral easements, agreements, grants, licenses, options, parking leases and any other agreement (collectively referred to herein as "Easements") pursuant to which such Seller is granted, for use in connection with its Restaurant, parking privileges or rights, current or prospective, and/or rights of access of any kind or nature in and to the applicable Real Property. At Closing each Seller shall deliver to Purchaser such documentation in form and substance satisfactory to Purchaser and its counsel which effectively assigns or transfers such Seller's rights under both recorded and unrecorded Easements to Purchaser (hereinafter individually referred to as an "Easement Assignment", and, collectively, as the "Easement Assignments"). Any such Easements conveyed by Deed as described in Section 1.3(a) hereof shall be a satisfactory transfer provided the title company (without additional cost to Purchaser) will insure Purchaser's interest in such Easement(s).

     SECTION 1.4 Assumption of Liabilities

          (a) No Assumption by Purchaser. The parties hereto hereby agree and acknowledge that no Seller is selling, transferring, assigning, delivering or otherwise conveying, and Purchaser is not purchasing, receiving, acquiring or otherwise assuming, any liabilities of any Seller, or any of their respective Affiliates except as specifically set forth in Section 1.4(b) hereof. Purchaser shall neither be liable for any liability or obligation of any Seller, or any of its respective Affiliates nor shall it be required to indemnify any Seller, or any of its respective Affiliates against any liability or obligation other than those so specifically assumed or indemnified, as the case may be.

          Without limiting the generality of the foregoing, Purchaser is not assuming and shall not indemnify any Seller, or any of its respective Affiliates against any liability, obligation, duty or responsibility of any Seller, or any of its respective Affiliates:

                (i) arising from, or out of, the ownership or operations or use of, or incurred in connection with, or incurred as a result of any claim made against a Seller, or any of its respective Affiliates in connection with, any Restaurant, Asset, Real Property, Real Property Lease or Assumed Contract (as hereinafter defined) on or prior to, or relating to any time period prior to 6:00 A.M. on the respective Closing Date;

                (ii) any Federal, state or local income taxes, transfer taxes, sales taxes (other than sales taxes arising by reason of the transactions contemplated by this Agreement)or any other kind of tax of whatever kind including, without limitation, any such tax that may arise from or by reason of the transactions contemplated by this Agreement;

                (iii) with respect to any wages, vacation, severance or sick pay
      of any employees of any Seller or its Affiliates or any rights under any stock
option, bonus or other incentive arrangement of any Seller or its Affiliate that have accrued as of the Closing Date;

                (iv) with respect to any employment, consulting or similar arrangement to which any Seller is a party or for which any Seller is responsible;

                (v) with respect to any Plan (as defined in Section 2.13) whether arising before, on or after the Closing Date; or

                (vi) under any Laws (as hereinafter defined) relating to public health and safety and pollution or protection of the environment, including, without limitation, those relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes or any materials defined or categorized by any of the above as "Hazardous Materials", "Hazardous Substances", or similar or related designations (collectively referred to herein as "Environmental Laws") and for all costs and expenses incurred with respect thereto arising out of events occurring, or conditions existing, on or prior to 6:00 a.m. on the Closing Date.

          (b) Assumption of Assumed Contracts. Each Seller shall assign to, and Purchaser shall accept assignment of and assume from and after the respective Closing Date, all of the rights, obligations and liabilities of such Seller attributable to the period after the Closing Date, under the Franchise Agreements, Real Property Leases, Easements and the Other Contracts (as hereinafter defined) (collectively, the "Assumed Contracts").

     SECTION 1.5 Closing; Deliveries

          (a) Date. (i) The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Sellers' attorney, Dennis Irwin, (or such other location as shall be agreed upon by the parties) (said location hereinafter referred to as the "Closing Location") on a date mutually selected by the parties, which shall be no later than twenty(20) days after receipt of Burger King approval, provided, however, that if, through no fault of the parties hereto, all of the conditions to the parties' obligations to close hereunder are not satisfied or waived on the date so designated,the Closing shall be adjourned to a subsequent mutually agreeable date not later than 45 days after the date originally fixed for the Closing unless further
extended by mutual agreement by the parties.   The term Closing Date shall mean
the date upon which the Closing actually takes place.

          (b) Delivery of Documents. At the Closing, Sellers' Agent and Purchaser shall deliver to each other the respective documents and other items set forth in Article V of this Agreement.

     SECTION 1.6 Adjustments.

                (a) All customary prorations and adjustments between sellers and purchasers in Albany County with respect to (i) obligations under the Assumed Contracts; (ii) utility charges and (iii) personal property taxes, shall be made between the parties as of 6:00 A.M. on the Closing Date. Payment, if any, owed by Purchaser to a Seller or by a Seller to Purchaser by reason of such prorations and adjustments shall be made at the Closing (by adjustment of the Purchase Price, if practicable). Such prorations and adjustments shall also include rent payments and any other prepayments for the Restaurants and the Real Properties.

          (b) Each Seller shall pay all transfer taxes (excluding sales taxes), if any, applicable to its transaction at the Closing. Sellers shall be responsible for all franchise assignment fees owed to Burger King Corporation ("Burger King") in connection with the assignment of the Franchise Agreements to Purchaser.

          (c) All "minimum" or "fixed rentals" and any other monetary obligations accruing under the Real Property Leases shall be adjusted for the month in which the Closing occurs. In the event the period used in computing and/or adjusting percentage rental (hereinafter referred to as the "Adjustment Lease Year") under any of the Real Property Leases commences before the Closing Date and ends after the Closing Date, such percentage rental shall be adjusted at the end of the Adjustment Lease Year for such Real Property Leases so affected as follows:

                (i) Seller shall be required to pay to Purchaser, within ten days after the expiration of the Adjustment Lease Year, an amount equal to the lesser of (1) the amount of percentage rental due for such Adjustment Lease Year or (2) the "Percentage Rent Contribution" determined by the following formula:

     (A - B) x C x D = Percentage Rent Contribution 365 in which:

     A = Total net sales or similar term as defined in such Real Property Lease used in determining such percentage rental during such Adjustment Lease Year;

     B = The "sales break point" for such Real Property Lease as indicated in
Schedule 1.6(c):

     C = Number of days during the Adjustment Lease Year prior to, but not including, the Closing Date; and

     D = Percentage rent factor for such Real Property Lease as indicated in
Schedule 1.6(c);

provided, however, that, in the event the above formula yields a negative amount as the Percentage Rent Contribution, the Percentage Rent Contribution shall be deemed equal to zero; and

                (ii) Purchaser shall be required to pay directly to the lessor under the Real Property Lease the percentage rental, if any, due for the Adjustment Lease Year.

     SECTION 1.7  Appointment of Sellers' Agent.

                Each Seller irrevocably appoints and authorizes Donald M.
Cepiel, Sr.
and/or Michael P. Jones, acting severally, as its agent (hereinafter "Sellers' Agent") to do all such acts and things as agent (and not as principal) on its behalf and to exercise all such rights, powers and privileges in relation to this Agreement as fully and completely as such Seller could on its own behalf, together with all such powers as are reasonably incidental thereto. Each Seller agrees that the foregoing appointment and powers are coupled with an interest and every party acting hereunder shall be entitled to rely on any action taken or omitted by Sellers' Agent on behalf of each Seller. If Sellers' Agent is incapacitated or otherwise unable to complete the transactions contemplated, then Seller shall promptly appoint such substitute agent with all such aforementioned rights, powers and privileges.


                           ARTICLE II

            REPRESENTATIONS AND WARRANTIES OF SELLERS

     Sellers, jointly and severally, represent, warrant, covenant and agree to and with Purchaser as follows:

     SECTION 2.1 Organization and Corporate Power.

          Each Seller is a corporation or partnership duly organized, validly existing and in good standing under the Laws of the State of New York and is duly qualified and licensed or authorized to do business in the State of New York which is the only jurisdiction wherein the character of the Real Properties and other Assets owned or leased or the nature of the business of such Seller makes such licensing, authorization or qualification to do business necessary. Each Seller has full power and authority (corporate or otherwise) to own its assets, to own or hold under lease the Real Property it presently owns or holds under lease including, without limitation, the Real Properties, and to carry on the business in which it is engaged at all locations at which it is presently located including, without limitation, operation of the Restaurants at the Real Properties and to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by such Seller, as the case may be, pursuant hereto or in connection herewith (this Agreement and all other agreements, documents and instruments to be entered into pursuant to this Agreement or in connection herewith including all exhibits and schedules annexed hereto and thereto are collectively referred to herein as the "Transaction Documents") and to consummate the transactions contemplated hereby and thereby.

     SECTION 2.2 Governing Instruments.

          The copies of the "Governing Instruments" (as defined in Section 10.6) of each Seller, and all amendments thereto to date, as certified by the respective secretaries of each Seller with respect to corporate Sellers, and by the authorized general partner, with respect to partnership Sellers have heretofore been delivered to Purchaser, and are complete and correct. No Seller is in default in the performance, observance or fulfillment of any of the provisions, terms or conditions of its Governing Instruments.

     SECTION 2.3  Due Authorization.  Except as set forth in Section 2.5, all
      requisite authorizations for the execution, delivery and performance of this
Agreement and the other Transaction Documents by each Seller have been duly obtained. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors and shareholders of each Seller with respect to corporate Sellers, and all the partners with respect to partnership Sellers, and no other corporate or partnership acts or proceedings on the part of any Seller or its shareholders, with respect to corporate Sellers, or on the part of any partners, with respect to partnership Sellers are necessary to authorize the execution and delivery of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby. This Agreement and each of the other Transaction Documents, upon execution and delivery by such Seller, will be the legal, valid and binding obligation of such Seller enforceable against it in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency and other laws affecting creditors rights (collectively "Bankruptcy Laws") and subject to general principles of equity affecting the right to specific performance and injunctive relief.

     SECTION 2.4 No Violation.

          The execution, delivery and performance of this Agreement and the other Transaction Documents by each Seller and the consummation by such Seller of the transactions contemplated hereby and thereby, do not and at Closing will not: (a) violate its Governing Instruments; (b) violate or conflict with or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under any agreement, indenture, instrument or understanding to which any Seller is a party or by which it is bound; (c) violate any judgment, decree, law, rule or regulation to which any Seller is a party or by which it is bound; (d) result in the creation of, or give any party (other than Purchaser or its successors and/or assigns) the right to create any encumbrance upon the property and assets of any Seller; (e) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any agreement or commitment to which any Seller is a party or by which any Seller is subject or bound; or (f) result in any suspension, revocation, impairment, forfeiture or non-renewal of any permit, license, qualification, authorization or approval applicable to any Seller. Exceptions to the aforementioned are consents/approvals set forth in Section 2.5 below.

     SECTION 2.5 Consents.

          Schedule 2.5 sets forth a list of all consents, approvals or other authorizations which each Seller is required to obtain from, and any filing which such Seller is required to make with, any governmental authority or agency or any other Person including, but not limited to, consents required from Burger King (the "Burger King Consents") and consents required from two (2) of Sellers' lenders in connection with the execution, delivery and consummation of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby or thereby (collectively, the "Required Consents").

     SECTION 2.6 Financial Statements.

                (a) Midon Restaurant Corp. ("Midon") has delivered to Purchaser its
audited balance sheet as at May 31, 1993 and May 31, 1992 and the related statements of income, shareholders equity and cash flows for the 12 months ended May 31, 1993 and 1992, respectively, together with the unqualified opinion of such Sellers' accountants that such financial statements present fairly the financial position of such Seller and its subsidiaries (if any) as of the dates thereof and present fairly the results of operations of such Seller and its subsidiaries (if any) for the periods covered thereby, in each case in conformity with generally accepted accounting principles consistently applied.

          (b) The financial statements referred to in Section 2.6(a) (collectively, the "Financial Statements") are true, correct and complete, have been prepared in accordance with generally accepted accounting principles consistently applied and accurately present the assets, liabilities, financial positions and results of operations of Midon as at the dates thereof and for the periods covered thereby. The Financial Statements of Midon reflect or provide for all material claims against, and all debts and liabilities (of any kind or nature) of, Midon, fixed or contingent, as at the dates thereof and for the periods covered thereby, and no Seller knows of any basis for the assertion against it of any liability or obligation of any nature whatsoever, not fully reflected or reserved against in such Financial Statements. There has not been any change between the date of the Financial Statements and the date of this Agreement which has materially affected the financial condition, assets, liabilities, results of operations or business of any Seller and, except as set forth in Schedule 2.6(b), no fact or condition exists or is contemplated or threatened which might cause any such change at any time in the future.

          Without limiting the foregoing since January 31, 1994:

                (i) No Seller has incurred any obligation or liability (absolute or contingent) except current liabilities incurred in the ordinary course of conduct of business and obligations under Contracts entered in the ordinary course of business; and

                (ii) No Seller has paid, loaned or advanced any amounts to, or sold, transferred, leased, subleased or licensed any Real Properties or Assets to, or entered into any agreement or arrangements with, any Affiliate or associate (and any of such transactions shall have been terminated on or before the Closing Date).

     SECTION 2.7 Assets.

          (a) Each Seller owns, and will transfer to Purchaser at Closing, good and marketable title to all of its Restaurant Equipment, Leasehold Improvements, and Inventory, free and clear of all Liens, except the "Permitted Exceptions" (as hereinafter defined). The Assets of each Seller include all of the operating assets used or held for use in or in connection with the business being conducted by such Seller at the Restaurants. All the Restaurant Equipment and Leasehold Improvements: (i) are, and on the Closing Date will be, in good operating condition and repair, capable of performing the functions for which such items are currently and normally used, normal wear and tear excepted; and
(ii) conform, and on the Closing Date will conform, to the standards of Burger King under the terms and conditions set forth in the applicable Franchise
      Agreements.  On the Closing Date, each Restaurant, together with its related
Assets and Real Property, taken as a whole, will constitute a fully operable "turn-key" Burger King restaurant sufficient to permit Purchaser to immediately operate the business at such Restaurant as is presently being conducted therein.

Each Seller will transfer to Purchaser at Closing the 16 Franchise Agreements, the Leased Assets and Miscellaneous Assets (but none of the Excluded Assets) free and clear of all Liens except as otherwise expressly provided in this Agreement.

          (b) Each Seller will transfer and/or assign to Purchaser at Closing all warranties, if any, with respect to its Assets.

     SECTION 2.8 Inventory.

          The Inventory of each Seller consists, and at Closing will consist, of items of quality and quantity usable or salable in the ordinary course of business. The present quality and quantities of all Inventory of each Seller are, and the qualities and quantities of all Inventory outstanding at the Closing will be, reasonable in accordance with the current specifications of Burger King. At Closing, the Inventory at each Restaurant shall be sufficient for the operation of such Restaurant for at least 48 hours after the Closing Date, and in no event will there be excess inventory in relation to normal usage.

     SECTION 2.9 Real Properties; Real Property Leases.

          (a) With respect to Owned Real Properties, each of such Sellers has good record and marketable title in fee simple to such real property free and clear of all Liens, subject only to the Permitted Exceptions. No Seller has any knowledge or information of any facts, circumstances or conditions which do or would in any way adversely affect the Owned Real Properties or the operation thereof or business thereon as presently conducted or as intended to be conducted. At or prior to Closing, each Seller shall cause to be discharged of record all Liens affecting the Owned Real Property, except as set forth on
Schedule 2.9(a) annexed hereto.

          (b) With respect to the Leased Real Properties, each Seller has delivered to Purchaser a true and complete copy of the Real Property Lease applicable to it, together with all amendments thereto. Each applicable owner of Leased Real Property has good record and marketable title in fee simple to such real property free and clear of all Liens except as set forth in Schedule 2.9(b). No Seller has knowledge or information of any facts, circumstances or conditions which do or would in any way adversely affect the Leased Real Property or the operation thereof or the business thereon as presently conducted or as intended to be conducted. At or prior to Closing, each Seller shall cause to be discharged of record all Liens against such Sellers or such Sellers' interest affecting its Leased Real Property. Each Real Property Lease is valid and binding in full force and effect and enforceable in accordance with its terms. There are no existing defaults or offsets which any of the applicable landlords has against the enforcement of its Real Property Lease by the applicable Seller thereunder and neither such Seller nor such landlord is in default under the applicable Real Property Lease, nor have any events under any
      such Real Property Lease occurred which, with the giving of notice or passage
of time or both, would constitute a default thereunder by either party thereto.

          (c) The Real Properties and all improvements located thereon and the present use thereof comply with, constitute a valid non-conforming use, or are operating pursuant to the provisions of a valid variance under all zoning laws, ordinances and regulations of governmental authorities having jurisdiction thereof and, to the best of Sellers' knowledge, the construction, use and operation of the Real Properties by Sellers are in substantial compliance with all Laws. Set forth on Schedule 2.9(c) annexed hereto is a true and complete schedule of each certificate of occupancy for each restaurant located on the Real Properties, copies of which certificates of occupancy and all amendments thereto to date have heretofore been delivered to Purchaser, and which copies are true, complete and correct as of the date of this Agreement and will be true, complete and correct as of the Closing Date. The Real Properties and the Restaurants located thereon are in a state of good maintenance and repair and are in good operating condition, normal wear and tear excepted, and (i) there are no physical or mechanical defects in any of the Real Properties or Restaurants, including, without limitation, the structural portions of the Real Properties and Restaurants and the plumbing, heating, air conditioning, electrical, mechanical, life safety and other systems therein and all such systems are in good operating condition and repair (normal wear and tear excepted); and (ii) except those set forth on Schedule 2.9(c) there are no ongoing repairs to the Real Properties or Restaurants located thereon being made by or on behalf of any Seller or being made by or on behalf of any landlord.
All necessary occupancy and other certificates and permits, municipal and otherwise, for the lawful use and occupancy of the Real Properties for the purposes for which they are intended and to which they are presently devoted including, without limitation, for the operation of a Burger King restaurant thereon, have been issued and remain valid. To the best of Sellers' knowledge, there are no pending or threatened actions or proceedings that might prohibit, restrict or impair such use and occupancy or result in the suspension, revocation, impairment, forfeiture or non-renewal of any such certificates or permits. All notes or notices of violation of any Laws, against or affecting any such Real Properties have been complied with. There are no outstanding correcting work orders from any Federal, State, county, municipal or local government, or the owner of the Real Properties or any insurance company with respect to any such Real Properties.

          (d) There are no condemnation or eminent domain proceedings of any kind whatsoever or proceedings of any other kind whatsoever for the taking of the whole or any part of the Real Properties for public or quasi-public use pending or, to the knowledge of any Seller, threatened against the Real Properties.

          (e) The Real Properties and all improvements thereon represent all of the locations at which the respective Sellers conduct business relating to the Restaurants and are, now, and at Closing will be, the only locations where any of the Assets are or will be located.

          (f) All water, sewer, gas, electric, telephone and drainage facilities, and all other utilities required by any Law or by the normal use and operation of the Real Properties and the Restaurants located thereon are
      installed to the property lines of the respective Real Properties, are connected
pursuant to valid permits, are fully operable and are adequate to service the Real Properties and the Restaurants located thereon and to permit full compliance with all Laws and normal utilization of the Real Properties and the Restaurants located thereon.

          (g) All licenses, permits, certificates required from all governmental agencies having jurisdiction over the Real Properties, and from any other Persons, for the normal use and operation of the Real Properties and the Restaurants located thereon and to ensure adequate vehicular and pedestrian ingress to and egress from the Real Properties and the Restaurants located thereon have been obtained. The Easements are valid and binding, in full force and effect and enforceable in accordance with their respective terms.

          (h) All notes or notices of violations of law or municipal ordinances, orders or requirements noted in or issued by the Department of Housing and Building, Fire, Labor, Health or other State or municipal department having jurisdiction over the Owned Real Property, against or affecting the Owned Real Property up until the date of the Closing, shall be complied with by Seller and the Owned Real property shall be conveyed free of the same and the provisions of this Agreement with respect thereto shall survive delivery of the Deed with respect to such Owned Real Property.

     SECTION 2.10 Franchise Agreements.

          Each Seller has delivered to Purchaser a true, complete and correct copy of the Franchise Agreement relating to its Restaurant, including any and all amendments thereto. Each Seller owns, and at Closing will transfer to Purchaser, its respective right, title and interest in its Franchise Agreement, free and clear of all Liens. Subject to the written consent of Burger King, which each Seller shall obtain and deliver to Purchaser at or prior to the Closing, each Seller has the absolute right and authority to sell, assign, transfer and convey its Franchise Agreement. No Seller has received any notice of violation with respect to the Franchise Agreements, and no Seller knows or has no reason to know of any event which would give rise to a violation or default under the Franchise Agreements.

     SECTION 2.11 Employment Arrangements.

          (a) Except as required by Law, no Seller has any obligation, contingent or otherwise, under any employment agreement, collective bargaining or other labor agreement, any agreement containing severance or termination pay arrangements, retainer or consulting arrangements, or purchase plan or other employee contract or non-terminable (whether with or without penalty) arrangement.

          (b) Except as set forth on Schedule 2.11(b), within the last five years no Seller has experienced any organized labor disputes with its employees, union organization attempts or any work stoppage due to labor disagreements. Except as set forth on Schedule 2.11(b), (i) to the best knowledge of each Seller, each Seller is in substantial compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice;
      (ii) there is no unfair labor practice, charge or complaint against any
Seller
pending or threatened before the National Labor Relations Board; (iii) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or threatened against or affecting any Seller; (iv) no question concerning representation has been raised or is threatened respecting the employees of any Seller; and (v) no grievance which might have an adverse affect on a Seller or the conduct of its business nor any arbitration proceeding arising out of or under collective bargaining agreements is pending and no claims therefor exist.
          (c) Schedule 2.11(c) sets forth a true and complete list of (i) the names of all persons employed by each Seller at the Restaurants as of the date hereof, and the salary or hourly wage payable to each such person, and (ii) the total number of vacation days accrued by all persons employed by each Seller and the total monetary value of such accrued vacation for all such persons.

     SECTION 2.12 Contracts and Arrangements.

          (a) Except for the Franchise Agreements, Real Property Leases, Easements, and the Contracts set forth on Schedule 2.12 hereto (the Contracts set forth on Schedule 2.12 being referred to herein, collectively, as the "Other Contracts"), no Seller has any Contract relating to the Restaurants, Assets or Real Properties, including, without limiting the generality of the foregoing any
(i) Contract for the purchase or sale of Inventory; (ii) Contract for the purchase or sale of supplies, services or other items; (iii) Contract for the purchase, sale or lease of any Restaurant Equipment; (iv) franchise agreement or license agreement; and (v) employment or consulting agreement or pension, disability, profit sharing, bonus, incentive, insurance, retirement or other employee benefit agreement.

          (b) Each Seller has delivered to Purchaser a true, complete and correct copy of each Other Contract applicable to it together with all amendments, or if oral, a written description of the terms thereof.

          (c) Each Seller has performed all obligations required to be performed under each Other Contract relating to its business and is not in breach or default or in arrears in any respect under the terms thereof. Except as otherwise set forth on Schedule 2.12, no Seller has received notice of the termination of any such Other Contract prior to the expiration of the scheduled term thereof or has knowledge of the intent of a party to any such Other Contract to do the same, nor has any event occurred which, with notice or the passage of time or both, would constitute a default under any such Other Contract. Seller has the right, under the terms of each Other Contract, to assign such Other Contract to Purchaser, except as otherwise set forth on
Schedule 2.12.

          (d) Except with powers and rights conferred upon Sellers' Agent, no Seller has given any power of attorney (revocable or irrevocable) to any Person for any purpose whatsoever.

     SECTION 2.13 ERISA.

          No Seller maintains or has any obligations to contribute to any (a) "employee pension benefit plans" (as defined in section 3(2) of the Employee
      Retirement Income Security Act of 1974, as amended ("ERISA")), or any
"multi-employer plans" (as defined in ERISA section 3(37)), or any other stock bonus, pension, or profit sharing plans described in section 401a of the Code, that any Seller or any other entity which would be considered in a controlled group or under common control or as a single employer with any Seller under ERISA sections 4001(a)(14) or (b) or Code sections 414(b), (c), (m), or (o).

          (b) No Seller maintains or has an obligation to contribute to any employee welfare benefit plans" as defined in ERISA section 3(1) or any deferred compensation, stock purchase, stock option, incentive, bonus, vacation, severance (including, without limitation, benefits in the event of a change of ownership in whole or in part, of Seller), disability, hospitalization, medical insurance, child care, educational assistance, or other employee benefit plan, program or arrangement.

          (c) All plans, programs or arrangements described in Section 2.13(a) and (b) are collectively referred to herein as the "Plans".

          (d) There are no actions, audits, suits, or claims pending (other than routine claims for benefits) or, to the knowledge of any Seller, threatened, against any Plan or any fiduciary of any Plan or against the assets of any Plan.

          (e) No Seller has any obligation to any retired or former employee with respect to, nor made any oral or written representation or communication to any retired or former employee regarding, the provisions of any disability (long or short term), hospitalization, medical, dental or life insurance plans (whether insured or self-insured) or any other "employee welfare benefit" plan as defined in ERISA section 3(1).

     SECTION 2.14 Litigation, Compliance with Laws and Consents.

          (a) Except as set forth on Schedule 2.14(a), there are no suits, grievances, complaints, charges, inquiries, proceedings, hearings, demands, notices, demand letters, claims, actions, causes of action or investigations before any court, tribunal, governmental or regulatory authority or any other Person (each an "Action" and, collectively, "Actions") now pending, or, to the knowledge of Sellers, in prospect or threatened against, any Seller or any of its respective officers, directors or partners, at law or in equity, whether or not fully covered by insurance, in connection with the Assets, Real Property Leases, Assumed Contracts, Real Properties, Restaurants, business, affairs, properties or assets of any Seller which would adversely affect the Assets or the Restaurants in any material respect.

          (b) To the best knowledge of Sellers, Sellers at all times during the past have been, and at Closing, will be, in substantial compliance in all respects with all laws (whether statutory or otherwise) rules, regulations, orders, ordinances, judgments, injunctions, demands, or decrees of any governmental authority (Federal, state, local or otherwise) (collectively "Laws") applicable to its business, affairs, properties or assets. No Seller, nor any officer, director or authorized agent of any Seller is in default with respect to, and has not been charged or to its knowledge threatened with, nor is under investigation with respect to any violation of any Laws relating to any aspect of its business, affairs, properties or assets including, but not limited to, the Restaurants, Assets, Real Property Leases, Assumed Contracts, and the
      Real Properties.

          (c) Set forth on Schedule 2.14(c) hereto is a list of all licenses, permits, approvals, permissions, qualifications, consents and other authorizations (collectively "Licenses") which are required to be obtained in connection with the ownership, use or operation of the Restaurants, the Assets, Real Property Leases or the Real Properties ("Required Licenses"). Except as set forth in Schedule 2.14(c), Sellers have obtained each of the Required Licenses and each such Required License is and on the Closing Date will be, validly issued and in full force and effect and there are not now, and at Closing shall not be any Actions pending, and to Sellers' knowledge, any Actions in prospect or threatened, challenging the Required Licenses.

     SECTION 2.15 Environmental Matters.

          For each of the Restaurants and the Real Properties, except as set forth in Schedule 2.15 annexed hereto: (i) Sellers have each obtained all Licenses which are required under any Environmental Laws; (ii) to the best of Sellers' knowledge, Sellers are in substantial compliance with all terms and conditions of the Required Licenses and are also in substantial compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Environmental Laws or code, plan, order, decree or judgment relating to public health and safety and pollution or protection of the environment or any notice or demand letter issued, entered, promulgated or approved thereunder; (iii) there are no civil, criminal or administrative Actions pending, or to Sellers' knowledge threatened, against any Seller relating in any way to any Environmental Law or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder; and (iv) no Seller knows or has any reason to know of, nor has any Seller received any notice of any facts, events or conditions which would interfere with or prevent continued compliance with, or give rise to any common law or legal liability under any Environmental Law.

     SECTION 2.16  Insurance Policies.

          Each Seller has maintained with financially sound and reputable insurers insurance with respect to its properties and business against loss or damage of the kinds required by the Franchise Agreements and the Real Property Leases. All of the applicable insurance policies are valid and enforceable and in full force and effect and will be continued in full force and effect up to and including the Closing Date.

     SECTION 2.17 Tax Returns.

          Each Seller has filed all Federal income tax returns and all state and local income, franchise and sales tax returns and all real property tax returns and any other tax return which was required to be filed as of the date of this Agreement, and will timely file or obtain extensions of time to file all returns which were not required to be filed prior to the date hereof. The provision for taxes shown on the Financial Statements of each Seller was sufficient to satisfy all taxes due and all assessments received by such Seller (and all other entities included within the Financial Statements) for all periods ended on or prior to the date of such Financial Statements. As of the date hereof, no taxes
      are past due, and no tax liabilities have been assessed or proposed which remain
unpaid and all current payroll taxes have been paid. No Seller is aware of any basis upon which any assessment of additional Federal, state or local income or other taxes could be made, and no Seller has signed any extension agreement with the Internal Revenue Service or any other governmental agency or given waiver of a statute of limitations with respect to the payment of taxes for periods for which the statute of limitations has not expired. Sellers shall be liable for all tax liabilities in connection with the operation of the Restaurants, the Assets, the Real Properties, the Real Property Leases, the Easements and Assumed Contracts, which cover periods prior to the Closing Date. Each Seller shall be liable for all transfer and similar tax liabilities, if any, in connection with the leasing of the Owned Real Properties, the assignment of the Real Property Leases and the Assumed Contracts, and the transfer of any rights under the Easements. All taxes which any Seller is required by law to withhold or collect have been duly withheld or collected and to the extent required have been paid over to the proper governmental authorities on a timely basis or reflected as an obligation on the current Financial Statements of the applicable Seller.

     SECTION 2.18 Adverse Restrictions.

          Subject to the consents required and described in Section 2.5, no Seller is subject to any charter, by-law, Lien, lease, agreement, instrument, order, judgment or decree, or any other restriction of any kind or character, or, any law (currently in existence or adopted on or before the Closing Date), rule or regulation, which now or in the future could affect materially adversely its Restaurant or the business conducted therein, Assets, Real Properties, Real Property Leases, the Easements or Assumed Contracts. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereunder and thereby will not result in the violation or breach of, default or the creation of any Lien under any of the aforesaid.

     SECTION 2.19 Brokers. No broker, finder or selling agent has had a part in bringing about any of the transactions contemplated by this Agreement or the other Transaction Documents (including, but not limited to, the leasing of the Real Properties to Purchaser and the assignment of the Real Property Leases) and no commission or other fee is due to any party in connection with the transactions contemplated by this Agreement or the other Transaction Documents.

     SECTION 2.20 Material Information. The Financial Statements, this Agreement, the other Transaction Documents and any exhibit, schedule, certificate, or other information, representation, warranty or other document furnished or to be furnished by Sellers (or any of them) to Purchaser pursuant to or in connection with any of the foregoing, do not (i) contain, nor will the same contain, any untrue statement of a material fact; or (ii) omit, nor will the same omit, or fail to state, a material fact required to be stated herein or therein or which is necessary to make the statements herein or therein not misleading.

     SECTION 2.21 Continuing Representations.

          The representations and warranties of Sellers herein contained shall be true and correct on and as of the Closing Date with the same force and effect
      as if made on and as of that date.


                           ARTICLE III

           REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents, warrants, covenants and agrees to and with each Seller that:

     SECTION 3.1  Organization and Corporate Power.

          Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly authorized to do business in the State of New York and is in good standing with the State of New York. Purchaser has full power and authority (corporate and other) to execute and deliver this Agreement and the other Transaction Documents to be executed and delivered by Purchaser pursuant hereto or in connection herewith and to consummate the transactions contemplated hereby and thereby.

     SECTION 3.2  Certificate of Incorporation and By-Laws.

          Copies of the Certificate of Incorporation and By-Laws of Purchaser and all amendments thereto to date, as certified by the Secretary of Purchaser, and its New York State Certificate of Good Standing have heretofore been delivered to Sellers' Agent by Purchaser, and are complete and correct as of the date of this Agreement and will be complete and correct as of the Closing Date. Purchaser is not in default in the performance, observance or fulfillment of any of the terms or conditions of its Certificate of Incorporation or By-Laws.

     SECTION 3.3  Due Authorization.

          All requisite authorizations for the execution, delivery, performance and satisfaction of this Agreement and the other Transaction Documents by Purchaser have been duly obtained. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Purchaser and no other corporate acts or proceedings on the part of Purchaser or its shareholders are necessary to authorize the execution and delivery of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby. This Agreement and each of the other Transaction Documents, upon execution and delivery by Purchaser, will be the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforcement thereof may be limited by Bankruptcy Laws and subject to the general principles of equity affecting the right to specific performance and injunctive relief.

     SECTION 3.4  No Violation.

          The execution, delivery and performance of this Agreement and the other Transaction Documents by Purchaser and the consummation by Purchaser of the transactions contemplated hereby and thereby will not (a) violate its Certificate of Incorporation or By-Laws or its authority to do business in the
      State of New York; (b) violate or conflict with or constitute a default
(or an
event which, with notice or lapse of time or both, would constitute a default) under any agreement, indenture, instrument or understanding to which Purchaser is a party or by which it is bound; (c) violate any judgment, decree, law, rule or regulation to which Purchaser is a party or by which it is bound; (d) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any agreement or commitment to which Purchaser is a party or by which Purchaser is subject or bound; or (e) result in any suspension, revocation, impairment, forfeiture or non-renewal of any license, qualification, authorization or approval applicable to Purchaser. Exceptions to the aforementioned are the consents and approvals set forth in Section 3.5 below.

     SECTION 3.5  Consents.

          Except for the Burger King Consents, the consent of Heller Financial, Inc. (Purchaser's senior lender) and any filings that Purchaser may be required to make with the Securities and Exchange Commission, Purchaser is not required to obtain any consents, approvals or other authorizations or to make any filing with any governmental authority or agency or any other Person in connection with the execution, delivery and consummation of this Agreement and other Transaction Documents and the consummation of the transactions contemplated hereby and thereby. Purchaser shall use due diligence to promptly obtain each and all of the aforementioned consents and to make the necessary filings.

     SECTION 3.6 Brokers.

          No broker, finder or selling agent has had a part in bringing about any of the transactions contemplated by this Agreement or the other Transaction Documents (including, but not limited to, the leasing of the Real Properties to Purchaser and the assignment of the Real Property Leases) and no commission or other fee is due to any party in connection with the transactions contemplated by this Agreement or the other Transaction Documents.

     SECTION 3.7 Material Information.

          This Agreement, the other Transaction Documents and any exhibit, schedule, certificate or other information representation, warranty or other document furnished or to be furnished by Purchaser to Sellers do not (a) contain, nor will the same contain, any untrue statement of a material fact; or
(b) omit, nor will the same omit or fail to state, a material fact required to be stated herein or therein or which is necessary to make the statements herein or therein not misleading.

     SECTION 3.8 Good Standing.

          As of the date hereof, Purchaser, to the best of its knowledge, is in good standing with Burger King Corporation.

     SECTION 3.9 Litigation. There are no Actions now pending, or, to the knowledge of Purchaser, in prospect or threatened against, Purchaser or any of its officers, directors, at law or in equity, which could prevent or substantially impair Purchaser from consummating the transactions contemplated
      by this Agreement and the Transaction Documents.

     SECTION 3.10  Continuing Representations.

          The representations and warranties of Purchaser herein contained shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of that date.

                           ARTICLE IV

                    COVENANTS OF THE PARTIES

     SECTION 4.1 Access to Records and Properties Prior to the Closing Date. Between the date of this Agreement and the Closing Date, each Seller shall give Purchaser, its directors, officers, employees, accountants, counsel and other representatives and agents ("Representatives") reasonable access to the premises, properties, books, financial statements, Contracts, sales records of such Seller, relating to the Restaurants, the Assets, Real Properties, Real Property Leases, the Easements and Assumed Contracts, and shall furnish Purchaser with such financial and operating data and other information with respect to the business and properties of such Seller as Purchaser shall from time to time reasonably request for such purposes as Purchaser shall require with respect to this Agreement and reasonably need for the operation of the Restaurants. Any such investigation or examination shall be conducted at reasonable times and upon reasonable notice to Sellers' Agent and so as not to unreasonably interfere with the conduct of business at each Restaurant. Notwithstanding inspections, audits or other studies undertaken by or on behalf of Purchaser hereunder or any other due diligence investigation undertaken by or on behalf of Purchaser, Sellers shall not be relieved in any way of responsibility for their warranties, representations and covenants set forth in this Agreement.

     SECTION 4.2 Operation of the Business of Sellers.

          (a) Between the date of this Agreement and the Closing Date, each Seller shall conduct the operation of its Restaurant in the ordinary and usual course of business, consistent with past practices and will use its best efforts to preserve intact the present business organization with respect to its Restaurant, to keep available the services of its officers and employees, and to maintain satisfactory relationships with landlords, franchisors, dealers, licensors, licensees, suppliers, contractors, distributors, customers and others having business relations with it and its Restaurant and will maintain its Restaurant, Real Properties, and Assets in a condition conducive to the operation of the business currently carried on therein.

          (b) Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or with the prior written consent of Purchaser, no Seller will:

                (i) Keep and maintain its books of account and records other than in accordance with generally accepted accounting principles consistent with past practices;

                (ii) Amend or restate any Governing Instrument (except as is
      necessary to consummate the transactions contemplated by this Agreement and the
Transaction Documents), its Real Property Leases, Franchise Agreement or any other material Contract;

                (iii) (A) Increase in any manner the compensation of any of the employees at any of the Restaurants other than in the ordinary course of business, consistent with past practices; (B) pay or agree to pay any pension, retirement allowance or other employee benefit not required or permitted by any Plan, whether past or present; or (C) commit itself in relation to its Restaurant, the employees at its Restaurant or the Real Properties, to any new or renewed Plan with or for the benefit of any Person, or to amend any of such Plans or any of such agreements in existence on the date hereof;

                (iv) Permit any of its insurance policies to be canceled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies are in full force and effect providing coverage, in form, substance and amount equal to or greater than the coverage under those canceled, terminated or lapsed for substantially similar premiums;

                (v) Enter into any other Contracts whether written or oral which, individually or in the aggregate, would be material to its Restaurant, Assets, Real Properties, Real Property Leases, the Easements or the Assumed Contracts, except Contracts for the purchase, sale or lease of goods or services in the ordinary course of business consistent with past practice and not in excess of current requirements, or otherwise make any material change in the conduct of the businesses or operations of such Seller;

                (vi) Place or allow to be placed, any Liens on the Real Properties;

                (vii) Take any action which would result in any of the representations or warranties contained in this Agreement or the other Transaction Documents not being true at and as of the time immediately after such action at and as of the Closing Date, or in any of the covenants contained in this Agreement or other Transaction Documents becoming unperformable or which would have a materially adverse impact on the transactions contemplated hereby or thereby;

                (viii) Operate its Restaurant, or otherwise engage in any practices, which would materially adversely affect sales at its Restaurant; or

                (ix) Agree (in writing or otherwise) to do any of the foregoing.

     SECTION 4.3 Supplements to Disclosures.

          Prior to the Closing Date, each Seller will promptly supplement or amend the relevant and material information set forth herein, in the Schedules and Exhibits referred to herein with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described herein or in a Schedule or Exhibit or which is necessary to correct any relevant and material information herein or in a Schedule or Exhibit or in any representation and warranty, which
      has been rendered inaccurate thereby.

     SECTION 4.4

          No Other Asset Sales. From the date hereof until the Closing Date, no Seller shall, directly or indirectly and whether by means of a sale of assets, sale of stock, merger or otherwise:

          (a) sell, transfer, assign or dispose of, or offer to, or enter into any Contract to sell, transfer assign or dispose, of the Assets or any interest therein, except for normal operations in the ordinary course of business; or

          (b) encourage, initiate or solicit any inquiries or proposals by, or engage in any discussions or negotiations with, or furnish any non-public information to any Person (excluding Sellers' attorneys, accountants and if required, governmental agencies)concerning any such transaction described in subsection (a) above and Sellers' Agent shall promptly communicate to Purchaser the substance of any inquiry or proposal concerning any such transaction which may be received.

     SECTION 4.5 Regulatory Filings and Consents.

          From the date hereof until the Closing Date, each of the parties hereto shall furnish to the other party hereto such necessary information and reasonable assistance as such other party may reasonably request in connection with its preparation of necessary filings or submissions to any governmental agency and each Seller shall use its respective best efforts to obtain all Licenses and Required Consents from third parties necessary for each Seller to consummate the transactions contemplated by this Agreement and the other Transaction Documents. Each party shall furnish to the other copies of all significant correspondence, filings or communications (or memoranda setting forth the substance thereof) between Purchaser, Sellers (or any of them), or any of their respective Representatives and agents, on the one hand, and any government agency or authority or third party, or members of the staff of such agency or authority or third party, on the other hand, with respect to this Agreement and the other Transaction Documents and transactions contemplated hereby and thereby. Nevertheless, nothing herein shall require, or be interpreted to require, any disclosure of any privileged or confidential correspondence or communications of any kind, whether written or oral, between or among any party and such parties' respective attorneys or accountants. If necessary, prior to or subsequent to Closing, Sellers and Seller's Agent will cooperate with Purchaser and Purchaser's auditors in the preparation of audited financial statements for filing with the Securities and Exchange Commission.

     SECTION 4.6 Announcements; Confidentiality.

          (a) From the date of this Agreement until Closing, except as required by Laws, no announcement of the existence or terms of this Agreement or the other Transaction Documents or the transactions contemplated hereby and thereby shall be made publicly or to the employees or customers of Sellers, by any party to this Agreement or any of its respective Representatives without the advance written approval of the other parties except that the parties may disclose the terms of this Agreement and the Transaction Documents to their respective lenders, Burger King and as is otherwise necessary, or has been necessary to the
      negotiation, preparation and execution of this Agreement and to the consummation
and the transactions contemplated by it and the Transaction Documents.

          (b) Purchaser, on the one hand, and Sellers and Sellers' Agent, on the other hand, each shall hold in strict confidence, and shall use their best efforts to cause all their representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process, or by Law, all confidential and proprietary information concerning Sellers and Sellers' Agent (in the case of Purchaser) and Purchaser (in the case of Sellers and Sellers' Agent) which is created or obtained prior to, on or after the date hereof in connection with the transactions contemplated hereby, and Purchaser,Sellers and Sellers' Agent each shall not use or disclose to others, or permit the use or disclosure of, any such information created or obtained except to the extent that such information can be shown to have been (i) previously known by Purchaser, and Seller or Sellers' Agent, as the case may be (ii) in the public domain through no fault of a party or any of its Representatives, and will not release or disclose such information to any other Person, except its officers, directors, employees, Representatives and lending institutions who need to know such information in connection with this Agreement, and any other person or entity who has a need to know in order to consummate the transactions contemplated by this Agreement and the Transaction Documents.

          (c) If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained except (i) as required by Law or (ii) to the extent such information comes into the public domain through no fault of a party or any of its Representatives.

     SECTION 4.7 Limitation of Sellers, Actions After Closing.

          Subject to the provisions of Articles VII and VIII, from and after the Closing and thereafter so long as the provisions of Article VII are still applicable, no Seller nor Sellers' Agent shall, without the prior written consent of Purchaser: (i) engage in any business which would adversely affect the value of Purchaser's business; or (ii) take any other action or fail to take any action, or allow the occurrence of any event, with respect to such Seller's assets, including without limitation, the Real Properties, which could be reasonably expected to materially and adversely affect such Seller's ability to indemnify, defend and hold harmless Purchaser and its officers, directors and shareholders from and against Damages (as hereunder defined) pursuant to Article VII.

     SECTION 4.8 Bulk Sales.

          (a) Purchaser hereby waives compliance by Sellers with the provisions of the New York Uniform Commercial Code Bulk Sales laws. Sellers hereby jointly and severally agree to pay and discharge, promptly when due, all undisputed claims of creditors which may be asserted against Purchaser by reason of such noncompliance, and, with respect to disputed claims, Sellers jointly and severally agree to pay and discharge such claims promptly after resolution of the dispute.
          (b) Schedule 4.8(b) annexed hereto accurately sets forth all of the creditors of each Seller as of the date hereof and the approximate amounts owing to such creditors as of the date hereof.

          (c) Purchaser also hereby waives compliance by Sellers with the provisions of any applicable bulk sales state or local tax laws in effect in the state of New York.

          (d) The bulk sales laws referred to in Sections 4.8(a) and (c) hereof are referred to herein, collectively, as the "Bulk Sales Laws".

     SECTION 4.9 Financial Statements and Reports.

          Between the date hereof and the Closing Date, Sellers' Agent shall deliver to Purchaser:

          (a) within five business days after the end of each calendar month, a written statement, certified by Sellers' Agent, of the Gross Sales (as defined by Burger King) of each Restaurant for that month; and

          (b) within five business days of their availability, such financial statements relating to each Restaurant as may be prepared by Sellers (or any of them), which shall be prepared on a basis consistent with past practices.

     SECTION 4.10 Environmental Matters.

          (a) Within five days of the date hereof, Purchaser shall, at its sole cost and expense, promptly arrange for the preparation of "Level-One" or "Phase I" environmental site assessments (hereinafter "Phase I's") for each of the Real Properties, which shall be conducted by a reputable, licensed environmental services company (the "Environmental Company") selected by Purchaser. The Phase I's shall be conducted in three groups (of 5, 5 and 6) and each group shall be commenced only upon completion of the prior Phase I's group.

          (b) In the event any of the Phase I's shall recommend that a "Level-Two" or "Phase II" environmental site assessment (hereinafter "Phase II's") be performed, or shall disclose any environmental conditions which Purchaser, in its reasonable discretion, believes should be investigated further, Purchaser shall promptly deliver a copy of such Phase I to Sellers, and Purchaser, at its sole cost and expense, shall have the option of requiring Phase II's for each Real Property so affected to be performed by the Environmental Company. A true copy of all Phase II's so performed shall promptly be provided to Seller without cost or charge. The Phase I's for the subsequent groups of Restaurants shall not be commenced until it has been determined whether Seller will perform remediation or if Purchaser will exercise its option to terminate this Agreement as set forth below.

          (c) In the event that a Phase II shall identify a Real Property which is affected by an environmental condition which requires abatement or remediation (an "Environmentally Damaged Restaurant"), Seller shall be required to promptly perform the remediation at Seller's sole cost and expense, and the Closing shall be postponed until Seller shall have completed remediation of all Environmentally Damaged Restaurants. In the event such remediation is not completed within 120 days from the date Seller is notified that abatement or remediation is required, Purchaser shall have the option to terminate this Agreement, or proceed with the Closing and receive a reduction in the Purchase Price equal to the cost of Remediation (up to $50,000), as estimated by the
      Environmental Company.  Anything to the contrary set forth herein notwithstanding, in the event the cost of abatement or remediation with respect to an Environmentally Damaged Restaurant shall exceed the sum of $50,000, Seller shall not be required to spend in excess of $50,000 to perform remediation. If Seller elects not to spend in excess of $50,000 for an Environmentally Damaged Restaurant, Seller shall, within ten days of the date Seller is notified of the cost of remediation, notify Purchaser that it does not intend to spend in excess of $50,000 whereupon Purchaser shall have the option of incurring the cost of remediation above $50,000 or terminating this Agreement.

          (d) In the event that the Phase II's shall identify three or more Real Properties affected by environmental conditions requiring remediation or abatement, Purchaser shall have the option to terminate this Agreement, which option shall be exercisable within 20 days from the date Purchaser shall have received the Phase II's disclosing such conditions. In the event Purchaser shall not elect to terminate this Agreement, the provisions of Section 4.10(c) above shall apply to each Restaurant so affected.

     SECTION 4.11 Employee Benefit Matters.

          (a) No later than thirty (30) days after the Closing Date, each Seller shall discharge and satisfy in full (and provide evidence thereof to Purchaser) any liabilities it may have with respect to any wages, vacation, severance or sick pay, or any rights under any stock option, bonus or other incentive arrangements of its respective employees which shall have accrued as of the Closing Date. For the purposes hereof, such accrued liabilities shall be determined as if Sellers do not terminate the employment of their respective employees on the Closing Date, but nothing herein shall effect or cause, a waiver by any Seller to dispute any alleged liability so long as such Seller holds Purchaser harmless from, and indemnifies Purchaser, for any such alleged liability also asserted against Purchaser.

          (b) Seller shall assume full responsibility and liability for offering and providing "continuation coverage", as required by Law, to any employee of Seller, and to "qualified beneficiaries" of any employee of Seller or to any qualified beneficiary who incurs a multiple qualifying event after the Closing Date provided that the employee or "qualified beneficiary" incurs a "qualifying event" prior to the Closing Date. The continuation coverage shall be provided under a group health plan of Seller or an affiliate of Seller. The type of coverage shall be that described in Section 4980B(f)(2)(A) of the Code. The continuation coverage shall be provided for the period described in Section 4980B(f)(2)(A) of the Code. "Continuation coverage", "qualified beneficiaries", and "qualifying event" have the meanings given such terms under Section 4980B of the Code. Seller hereby agrees to indemnify, defend and hold Purchaser harmless from and against any "Damages" (as defined in Section 7.2(a) below) arising out of Seller's failure to offer the continuation coverage described herein.

     SECTION 4.12 Access to Restaurants Prior to Closing.

          Within 48 hours prior to the Closing Date, Seller shall give Purchaser and its reasonably necessary Representatives access to the Restaurants for the purposes of facilitating Purchaser's conversion of the cash register systems. Such access by Purchaser shall be upon reasonable prior notice and Purchaser
      agrees to use best efforts to conduct said activities in such manner so as not
to unreasonably interfere with the operation of Seller's business. To the extent there is storage space available at the Restaurants and the same shall not cause undue burden on Seller, Purchaser may also, at its sole risk, store its cash register equipment at the Restaurants. Nothing herein shall be deemed to permit Purchaser to disconnect or replace Sellers' existing cash register systems at any Restaurant prior to Closing.

     SECTION 4.13 Covenants of Donald M. Cepiel, Sr. ("Cepiel") and Michael P. Jones ("Jones").

          By their signature at the end of this Agreement, Cepiel and Jones, jointly and severally, agree to observe and be bound by the provisions of Sections 4.4, 4.6, 4.7, 7.2(b), 10.1, 10.8 and Article VIII hereof.


                            ARTICLE V

              CONDITIONS TO OBLIGATIONS OF PARTIES


     SECTION 5.1 Conditions to the Obligations of Sellers and Purchaser.

          The obligations of Purchaser and Sellers to consummate a Closing of each Asset and the transactions contemplated by this Agreement and the Transaction Documents with respect thereto are subject to the satisfaction at or prior to the Closing of such Asset of the following conditions, except to the extent that any such condition may have been waived in writing by both Sellers' Agent and Purchaser at or prior to the Closing of such Asset:

          (a) Impediments to Closing. No Actions shall have been instituted or shall be pending or threatened which questions the validity or legality of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby and which could reasonably be expected to damage materially the business at the Restaurants or the Assets of any Seller if the transactions contemplated hereby or thereby are consummated. This provision shall not be applicable to any Action initiated or threatened by Seller or Purchaser for the sole or primary purpose of creating an impediment to Closing. No injunction, decree or order shall be in effect prohibiting consummation of the transactions contemplated by this Agreement or the other Transaction Documents or which would make the consummation of such transactions unlawful and no Actions shall have been instituted and remain pending to restrain or prohibit the transactions contemplated by this Agreement and the other Transaction Documents.

          (b) Leasing Transactions. Each of the Leases shall have been executed and delivered.

     SECTION 5.2 Conditions to the Obligations of Sellers.

          The obligations of each Seller to consummate the transactions contemplated hereby and by the other Transaction Documents with respect thereto are subject to the satisfaction at or prior to the Closing of the following conditions, except to the extent that any such condition may have been waived
      in writing by Sellers' Agent at or prior to the Closing:

          (a) Representations, Warranties and Performance. The representations, warranties, covenants and agreements of Purchaser contained in this Agreement and the other Transaction Documents or otherwise made in writing by it or on its behalf pursuant hereto or otherwise made in connection with the transactions contemplated hereby or thereby shall be true and correct at and as of the Closing Date, with the same force and effect as if made at and as of the Closing Date; the Purchaser shall have performed or complied with all agreements and conditions required by this Agreement and the other Transaction Documents to be performed or complied with by it on or prior to the Closing Date; and Sellers' Agent shall have received a certificate to the foregoing effect dated the Closing Date in form and substance satisfactory to him signed by an officer of Purchaser.

          (b) Governing Instruments, etc. Sellers' Agent shall have received a certificate in form and substance reasonably satisfactory to Sellers' Agent, dated the Closing Date, of the Secretary or Assistant Secretary of Purchaser certifying, among other things, that attached or appended to such certificate
(i) is a true and correct copy of its Certificate of Incorporation and all amendments, if any, thereto in effect as of the date thereof; (ii) is a true and correct copy of all of its By-laws; (iii) is a true copy of all corporate actions taken by it, including resolutions of its board of directors authorizing the execution and delivery of this Agreement and each other Transaction Document to be delivered by it pursuant hereto and the consummation of the transactions contemplated hereby and thereby; and (iv) are the names, the signatures of its duly elected or appointed officers who are duly authorized to execute and deliver this Agreement, and any certificate, document or other instrument in connection herewith.

          (c) Payment of Purchase Price. Purchaser shall have tendered to Sellers' Agent the Purchase Price payable at Closing in accordance with Section 1.2(a) and with this Agreement in all respects.

          (d) Assumption of Assumed Contracts. Each Seller shall have received from Purchaser a duly executed Assumption Agreement substantially in the form annexed as Exhibit C hereto.

          (e) Opinion of Counsel. Sellers' Agent shall have received a duly executed opinion of counsel for Purchaser, as of the Closing Date, substantially in the form annexed as Exhibit D hereto.

          (f) Purchaser's Consents and Filings. Sellers' Agent shall have received from Purchaser a certificate, dated as of the Closing Date, certifying that the consents set forth in Section 3.5 have been obtained and all filings required to be made, as set forth in section 3.5, have been made.

     SECTION 5.3 Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the Closing of a particular Asset and the transactions contemplated hereby and by the other Transaction Documents with respect thereto are subject to the satisfaction at or prior to the Closing of such Asset of the following additional conditions, except to the extent that any such condition may have been waived in writing by Purchaser at or prior to the Closing:

                (a) Representations, Warranties and Covenants.  The
representations,
warranties, covenants and agreements of each Seller contained in this Agreement and the other Transaction Documents, or otherwise made in writing by it or on its behalf pursuant hereto or otherwise made in connection with the transactions contemplated hereby or thereby shall be true and correct at and as of the Closing Date with the same force and effect as though made on and as of the Closing Date; each Seller shall have performed or complied with all agreements and conditions required by this Agreement and the other Transaction Documents to be performed or complied with by it on or prior to the Closing Date; and Purchaser shall have received certificates to the foregoing effect dated the Closing Date in form satisfactory to Purchaser signed by the Chief Executive Officer of each Seller.

          (b) Governing Instruments, etc. Purchaser shall have received a certificate, dated the Closing Date, of the Secretary or Assistant Secretary of each corporate Seller and each partner for each partnership Seller certifying, among other things, that attached or appended to such certificate (i) is a true and correct copy of each Governing Instrument and all amendments if any thereto in effect as of the date thereof; (ii) is a true copy of all corporate actions taken by it, including resolutions of its board of directors and shareholders authorizing the execution and delivery of this Agreement and each other Transaction Document to be delivered by it pursuant hereto and the consummation of the transactions contemplated hereby and thereby; and (iii) are the names and signatures of its duly elected or appointed officers and partners who are authorized to execute and deliver this Agreement and any certificate, document or other instrument in connection herewith.

          (c) Instruments of Transfer. Each Seller shall have delivered to Purchaser the Deed (if applicable), a bill of sale and assignment ("Bill of Sale") substantially in the form annexed as Exhibit E hereto, a Lease Assignment (if applicable) and any other documents of transfer which Purchaser reasonably shall request in order to evidence and effectuate the sale and assignment to Purchaser of the Asset, the Real Property Leases, the Assumed Contracts and the consummation of all other transactions contemplated by this Agreement and the other Transaction Documents.

          (d) Consents. Each Seller shall have obtained, and delivered to Purchaser, copies of the Required Consents applicable to it in form and substance satisfactory to Purchaser.

          (e) Opinion of Counsel. Purchaser shall have received a duly executed opinion or opinions of counsel for Sellers, as of the Closing Date, substantially in the form attached hereto as Exhibit F.

          (f) No Material Adverse Change. There shall have been no material adverse change, nor any events which could reasonably have a material adverse change, in the business, operations, or financial or other material condition of any Restaurant or in the respective Assets or Real Properties during the "Interim Period" (as hereinafter defined) as compared to the same period for the prior year. The term Interim Period shall be the sixty (60) day period immediately preceeding the Closing Date . At Closing, Purchaser shall have received a certificate dated the Closing Date in form satisfactory to Purchaser signed by the Chief Executive Officer or authorized partner of each Seller, and
      attested to by the Secretary of each corporate Seller, to the foregoing effect.

          (g) Environmental Due Diligence. Purchaser shall have completed its environmental due diligence of the Restaurants, Real Property and Assets.

          (h) Other Documents.  Each applicable Seller shall have delivered to
Purchaser:

                (i) the Assignment of its Real Property Lease, each Assumed Contract and the Lease Assignment Consent;

                (ii) the Easement Assignments;

                (iii) a fully executed original counterpart of the Real Property Lease;

                (iv) receipts for funds paid to Sellers' Agent by Purchaser;

                (v) certificates dated no earlier than 30 days prior to the Closing Date, from appropriate authorities in the State of its jurisdiction of incorporation, as to the good standing of such Seller;

                (vi) an updated schedule of creditors as of the Closing Date;

                (vii) all other documents, instruments and agreements required to be delivered by such Seller to Purchaser pursuant to this Agreement and the other Transaction Documents; and

                (viii) an updated schedule of vacation days accrued by all employees of Seller, and the value of such accrued vacation days for each such employee, as of the Closing Date.

          (i) Senior Lender's Consent. Purchaser shall have received, if necessary, the written consent of its senior lender, Heller Financial, Inc., to the transactions contemplated hereby, within ten (10) business days from the execution of this Agreement, and Purchaser shall use diligent efforts to promptly obtain such consent.


                           ARTICLE VI

                      DAMAGE OR DESTRUCTION


     SECTION 6.1 Damage to or Destruction of One Restaurant - Prior to Closing. If prior to the Closing Date, one of the Restaurants (hereafter referred to as a "Damaged Restaurant") incurs substantial damage or is destroyed by fire or other casualty (whether or not such destruction is covered by insurance), Seller shall be required to promptly repair, rebuild and/or replace such Damaged Restaurant to at least the condition which existed immediately prior to the fire or casualty at such Seller's sole cost and expense.The Closing shall occur pursuant to this Agreement except a portion of the Purchase Price equal to the Damage Credit shall be held in escrow by the attorneys for Purchaser pending
      completion of the repair and/or restoration of the Damaged Restaurant.
During
the period of time during which restoration or repair is being conducted, Purchaser shall not be required to assume any obligations with respect to such Damaged Restaurant. In the event such restoration or repair is not completed within 120 days after the occurrence of the fire or casualty , Purchaser shall have the option to withdraw the Damaged Restaurant from this transaction, whereupon the Damage Credit shall immediately be paid to Purchaser and the Purchase Price reduced by the Damage Credit.

     SECTION 6.2 Damage to or Destruction of Two or More Restaurants - Prior to Closing.

          In the event two or more Restaurants are destroyed or incur substantial damage prior to the Closing Date, Purchaser shall have the option to terminate this Agreement, which option shall be exercisable within 30 days from the date the option to terminate shall arise. In the event Purchaser shall not elect to terminate this Agreement, the provisions of Section 6.1 above shall apply to each Restaurant so affected.


     SECTION 6.3  Notification of Damage or Destruction.

          Sellers' Agent shall immediately notify Purchaser of any destruction or damage to any of the Real Properties or Assets.

                           ARTICLE VII

                         INDEMNIFICATION

     SECTION 7.1  Survival of Representations.

          All representations, warranties, covenants and other agreements made by each party hereto in this Agreement shall survive the Closing until the expiration of the applicable statute of limitations relating to the particular claim.

     SECTION 7.2  Agreement to Indemnify.

          Subject to the conditions of this Article VII:

          (a) Purchaser hereby agrees to indemnify, defend and hold harmless each Seller and Sellers' Agent from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorney's fees, costs and disbursements and expenses (collectively, "Damages"), asserted against, resulting to, imposed upon or incurred by such Seller directly or indirectly, arising out of or resulting from (i) a breach of any representation, warranty, covenant or agreement of Purchaser contained in or made pursuant to this Agreement (including but not limited to enforcement of this Article VII), the other Transaction Documents or the transactions contemplated hereby or thereby or any facts or circumstances constituting such a breach; and (ii) any indebtedness, obligation or liability assumed by Purchaser pursuant to Section 1.4(b) hereof and (iii) the operation, use or ownership of the Restaurants,
      Assets, Real Property Leases, Real Properties, the Easements and Assumed
Contracts, during, or which have otherwise accrued from or otherwise relate to, the period of time after the Closing Date; and

          (b) Sellers hereby jointly and severally agree to indemnify, defend and hold harmless Purchaser and its officers, directors and shareholders from and against all Damages asserted against or incurred by Purchaser or such officers, directors and shareholders, directly or indirectly, arising out of or resulting from: (i) a breach of any representation, warranty, covenant or agreement of a Seller contained in or made pursuant to this Agreement (including but not limited to enforcement of this Article VII, the other Transaction Documents or any facts or circumstances constituting such a breach; (ii) any indebtedness, obligations or liabilities of a Seller including, but not limited to, any liability or obligation set forth in Section 1.4(a), and the tax liabilities set forth in Section 2.17 other than those expressly assumed by Purchaser hereunder, (iii) a breach of or otherwise arising under any Environmental Law (whether now or hereafter in effect), to the extent the same arises out of any condition or state of facts or otherwise relates to the period of time commencing on the date of possession by the applicable Seller of the Real Property in question and ending on the Closing Date; (iv) the operation, use or ownership of the Restaurants, Assets, Real Properties, Real Property Leases, the Easements and Assumed Contracts during, or which have otherwise accrued from or otherwise relate to the period of time prior to the Closing Date; (v) a Seller's failure to pay and discharge all claims of creditors which may be asserted against Purchaser by reason of Purchaser's waiver of compliance by Sellers of the Bulk Sales Laws; and (vi) any claims made with respect to any Plan.

     SECTION 7.3 Conditions of Indemnification.

          The obligations and liabilities of an indemnifying party under Section
7.2 with respect to Damages for which it must indemnify another party hereunder (collectively, the "Indemnifiable Claims") shall be subject to the following terms and conditions:

          (a) The indemnified party shall give the indemnifying party written notice of any such Indemnifiable Claim which notice shall set forth in reasonable detail the basis for and amount of the Indemnifiable Claim, and the circumstances giving rise thereto. If the Indemnifiable Claim is a third-party claim, the notice must contain a copy of any papers served on the indemnified party, and must be given promptly before any time to appear, answer or respond expires.

          (b) If the Indemnifiable Claim is not a third-party claim, unless within 30 days of receipt by the indemnifying party of notice of the Indemnifiable Claim the indemnifying party sends written notice to the indemnified party disputing the facts giving rise to the Indemnifiable Claim or the amount of Damages stated in the notice, the Damages stated in the notice shall become due and payable upon the expiration of such 30 day period. If, however, the indemnifying party disputes the facts, giving rise to the Indemnifiable Claim or the amount of Damages stated in the notice within such 30 day period and the dispute cannot be resolved within the following 90 days, the dispute shall be submitted to arbitration under the rules of the American Arbitration Association in Albany, New York.

          (c) If the Indemnifiable Claim is a third-party claim, the indemnifying party may undertake the defense thereof at its own expense by representatives of its own choosing reasonably satisfactory to the indemnified party and will consult with the indemnified party concerning such defense during the course thereof. If the indemnifying party, within 30 days after receipt of notice of any Indemnifiable Claim (or such shorter period as is necessary to prevent prejudice to the indemnified party, if such 30 day period would prejudice the rights of the indemnified party), fails to defend, the indemnified party will (upon further written notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such Indemnifiable Claim on behalf of and for the account and risk of and at the expense of the indemnifying party. In addition, if there is a reasonable probability that a third-party Indemnifiable Claim may materially and adversely affect an indemnified party, the indemnified party shall have the right, at its own cost and expense, to defend, compromise or settle such Indemnifiable Claim.

          (d) Anything in this Section 7.3 to the contrary notwithstanding, neither the indemnifying party nor the indemnified party, as the case may be, may settle or compromise any Indemnifiable Claim or consent to entry of any judgment in respect thereof, without the written consent of the other, which consent may not be unreasonably withheld or delayed.

     SECTION 7.4 Remedies Cumulative.

          The remedies provided in this Article VII shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any other remedies against the other parties hereto. Either party may, among its other remedies, offset the amount of any Indemnifiable Claim which becomes due and payable to it or to its shareholders, officers or directors, against any payments to be made or consideration to be paid to the other pursuant to this Agreement or any of the other Transaction Documents including, but not limited to, the Leases.


                          ARTICLE VIII

                     COVENANT NOT TO COMPETE

     SECTION 8.1 Covenant Not to Compete. (a) Each Seller and each of Cepiel and Jones and their respective Affiliates hereby jointly and severally covenant and agree that it, he or she will not, directly or indirectly, for its, his or her own account or as an employee, officer, director, partner, joint venturer, shareholder, investor, consultant or otherwise:

                (i) for a period of three years from the Closing Date of each Asset remaining hereunder, own, operate, manage, develop, or otherwise engage in any type of restaurant business or operation, fast food or otherwise, within any of the counties in which any of the Restaurants are located (the "Restricted Area");

                (ii) for a period of three years from the Closing Date of each Asset remaining hereunder, within the Restricted Area, sell, develop, lease for occupancy or otherwise use or permit to be used any property presently owned or
      leased or hereafter acquired or leased by it, him or her for use as any type of
restaurant business, fast food or otherwise, except for any transactions with Purchaser or any of its Affiliates; or

                (iii) for a period of three years following the Closing Date of each Asset remaining hereunder, employ or solicit the employment or engagement by others of any executive or management level employees of the Restaurants who are employed by or in any of the Restaurants on the Closing Date.

          (b) The provisions of Section 8.1(a) shall not preclude the development and operation by Sellers, Cepiel, Jones or any Affiliate of Sellers of any "Boston Chicken" restaurant or the operation of any Burger King restaurant that is owned or operated by Sellers or any Affiliate of Sellers as of the date hereof. The foregoing provisions shall also not be deemed to preclude the "Certain Affiliates" of Cepiel and Jones from developing new Burger King Restaurants provided Cepiel and Jones do not have a financial interest in such restaurants, are not involved, directly or indirectly, with the development,ownership, management operation or financing of such restaurants.
As used herein, the "Certain Affiliates" of Cepiel and Jones shall mean, with respect to the Burger King Restaurants owned by Cepiel and Jones or Sellers which are not being transferred under this Agreement, the individuals who are identified as the Operating Partners under the franchise agreements for such Burger King Restaurants.

     SECTION 8.2 Geographic Area Reasonable; Reduction of Geographical Area and Time Restriction.

          Sellers, Cepiel and Jones acknowledge that the restricted period of time and geographical area specified in Section 8.1 hereof are reasonable. Notwithstanding anything herein to the contrary, if the period of time or the geographical area specified under Section 8.1 hereof should be determined to be unreasonable in any judicial proceeding, then the period of time and territory of the restriction shall be reduced so that this Agreement may be enforced in such area and during such period of time as shall be determined to be reasonable.

     SECTION 8.3 Effect of Breach.

          The parties acknowledge that any breach of this Section 8 will cause Purchaser irreparable harm for which there is no adequate remedy at law, and as a result, Purchaser shall be entitled to the issuance by an arbitrator or court of competent jurisdiction of an injunction, restraining order or other equitable relief in favor of itself restraining any Seller, Cepiel and Jones, as the case may be, from committing or continuing any such violation. Any right to obtain an injunction, restraining order or other equitable relief hereunder shall not be deemed a waiver of any right to assert any other remedy Purchaser may have at law or in equity.


                           ARTICLE IX

                           TERMINATION

           SECTION 9.1 Termination.

          This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

          (a) By mutual written consent of Sellers and Purchaser;

          (b) By Sellers on behalf of Sellers, if (i) there has been a material misrepresentation or breach of warranty on the part of Purchaser in the representations and warranties contained herein and such material misrepresentation or breach of warranty, if curable, is not cured within 15 days of written notice thereof from Sellers' Agent; (ii) Purchaser has committed a material breach of any covenant imposed upon it hereunder and fails to cure such breach within 15 days of written notice thereof from Sellers' Agent; or (iii) any condition to Sellers' obligations hereunder becomes incapable of fulfillment through no fault of such parties and is not waived by such parties;

          (c) By Purchaser, if (i) there has been a material misrepresentation or breach of warranty on the part of any Seller in the representations and warranties contained herein and such material misrepresentation or breach of warranty, if curable, is not cured within 15 days of written notice thereof from Purchaser; (ii) any Seller has committed a material breach of any covenant imposed upon it hereunder and fails to cure such breach within 15 days of written notice thereof, from Purchaser; or (iii) any condition to Purchaser's obligations hereunder becomes incapable of fulfillment through no fault of Purchaser and is not waived by Purchaser;

          (d) By Purchaser in the circumstances provided in Section 4.10(d) or 6.2;

          (e) By Sellers' Agent on behalf of Sellers, if the Closing shall not have occurred on or before August 1, 1994; provided that Sellers' Agent shall not be entitled to terminate this Agreement pursuant to this clause if the failure of any Seller or Sellers' Agent to fulfill any of its obligations under this Agreement shall have been the reason that the Closing shall not have occurred on or before said date;

          (f) By Purchaser, if the Closing shall not have occurred on or before August 1, 1994; provided that Purchaser shall not be entitled to terminate this Agreement pursuant to this clause if the failure of Purchaser to fulfill any of its obligations under this Agreement shall have been the reason that the Closing shall not have occurred on or before said date; and

          (g) By Sellers' Agent on behalf of Sellers, or by Purchaser, if there shall be any law or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Purchaser, or any Seller, from consummating the transactions contemplated hereby is entered and such judgment, injunction, order or decree shall become final and nonappealable.

     SECTION 9.2 Effect of Termination; Right to Proceed.

          In the event that a party is entitled to terminate this Agreement pursuant to Section 9.1, it shall give written notice thereof whereupon all
      further obligations of the parties under the Agreement shall terminate without further liability of any party hereunder except (i) to the extent that a party has made a material misrepresentation hereunder or committed a breach of the material covenants and agreements imposed upon it, hereunder; (ii) to the extent that any condition to a party's obligations hereunder became incapable of fulfillment because of the breach by a party of its obligations hereunder and
(iii) that the agreements contained in Sections 4.6, 10.3 and 10.4 and Article VII shall survive the termination hereof. In the event that a condition precedent to its obligation is not met, nothing contained herein shall be deemed to require any party to terminate this Agreement, rather than to waive such condition precedent and proceed with the transactions contemplated hereby. Notwithstanding anything to the contrary contained herein, no party shall have any obligation to the other hereunder arising out of the occurrence of an event or circumstance not within the control of such party which event or circumstance resulted in a representation or warranty of such party ceasing to be true.

                            ARTICLE X

                          MISCELLANEOUS

     SECTION 10.1 Further Assurances.

          Each of the parties hereto shall without further consideration execute and deliver to any other party hereto such other instruments of transfer and take such other action as any party may reasonably request to carry out the transactions contemplated by this Agreement and the other Transaction Documents.

     SECTION 10.2 Waiver and Amendment.

          No provisions of this Agreement may be amended, supplemented or waived at any time except by a written instrument executed by all parties hereto, or in the case of a waiver, by the waiving party. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

     SECTION 10.3  Remedies.

          In the event of a default under this Agreement or the Transaction Documents, the aggrieved party may proceed to protect and enforce its rights by a suit for damages, suit in equity action at law or other appropriate legal proceeding, whether for specific performance, or for an injunction against a violation of any terms hereof or thereof or in aid of the exercise of any right, power or remedy granted thereby or by law, equity, statute or otherwise. The foregoing shall include, but shall not be limited to, allowance for recovery by the aggrieved party of all of its necessary and reasonable fees, expenses and disbursements incurred by it in connection with the transactions contemplated hereby and in the Transaction Documents, including, without limitation, the reasonable fees and expenses of its counsel, accountants, agents and representatives employed by it. No course of dealing and no delay on the part of any party in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such party's rights, powers or remedies. No right, power or remedy conferred hereby shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute, or otherwise. The foregoing paragraph is intended to apply only to legal proceedings between and among the parties to this Agreement.


     SECTION 10.4 Expenses.

          Except as expressly otherwise provided for in this Agreement, all expenses incurred by or on behalf of each of the parties hereto in connection with the authorization, preparation and consummation of this Agreement and the other Transaction Documents, including without limitation all fees and expenses of agents, representatives, counsel and accountants employed by the parties hereto in connection with the authorization, preparation, execution and consummation of this Agreement, shall be borne solely by the party who shall have incurred the same.

           SECTION 10.5 Entire Agreement.

          This Agreement and the other Transaction Documents and the Exhibits and Schedules referred to herein and therein contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior arrangements or understandings with respect thereto.

     SECTION 10.6 Definitions.

          (a) For the purposes of this Agreement:

                (i) "Affiliate" shall mean, with respect to any Person, any other Person that has a relationship with the designated Person whereby either of such Persons directly or indirectly controls or is controlled by or is under common control with the other of such Persons.

                (ii) "Contract" shall mean any contract, agreement, purchase order, sales order, guaranty, option, mortgage, promissory note, assignment, lease, franchise, commitment, understanding or other binding arrangement, whether written, oral, express or implied.

                (iii) The term "Control", with respect to any Person, shall mean the power to direct the management and policies of such Person, directly or indirectly, by or through stock ownership, agency or otherwise, or pursuant to or in connection with a Contract with one or more other Persons by or through stock ownership, agency or otherwise; and the terms "controlling"and "controlled" shall have meanings correlative to the foregoing.

                (iv) The term "Governing Instruments" shall mean, with respect to any Person, the certificate of incorporation, articles of incorporation, bylaws, code of regulations or other organizational or governing documents howsoever denominated of such Person.

                (v) "Person" shall mean an individual, partnership, corporation, joint venture, unincorporated organization, cooperative, or a governmental entity or agency thereof.

          (b) The following terms have been defined in the following sections of this Agreement:


Defined Term             Section No.

Actions                     2.14(a)
Adjustment Lease Year       1.6(c)
Aggregate Purchase Price    1.2
Agreement Preamble
Assets                      1.1
Assumed Contracts           1.4(b)
Bankruptcy Laws             2.3
Base Year                   2.6(c)
Bill of Sale                5.3(c)
Bulk Sales Laws             4.8(d)
Burger King                 1.6(b)
      Burger King Consents        2.5
Closing                     15(a)
Closing Date                1.5(a)
Closing Location            1.5
Code                        1.2(d)
Damaged Restaurant          6.1
Damages                     7.2(a)
Easement Assignments        13(d)
Easements                   1.3(d)
Environmental Company       4.10(a)
Environmentally Damaged
   Restaurant               4.10(c)
Environmental Laws          1.5(a)(vi)
ERISA                       2.13(a)
Exchange                    1.2(d)
Exchange Property           1.2(d)
Financial Statements        2.6
Franchise Agreements        11(c)
Gains Law Tax               1.3(a)(vi)
Gross Profit                5.3(f)
Gross Sales                 3(c)(iii) of the Lease
Indemnifiable Claim         7.3
Interim Period              5.3(f)
Inventory                   1.1(d)
Laws                        2.14(b)
Lease Assignment            1.3(b)
Lease Assignment Consent    1.3(c)
Leased Assets               11(f)
Leased Real Properties Preamble
Leasehold Improvements      1.1(b)
Licenses                    2.14(c)
Liens                       1.1
Other Contracts             2.12(a)
Owned Real Property Preamble
Phase I's                   4.10(a)
Phase II's                  4.10(b)
Plan                        2.13(b)
Priced Inventory Report     1.2(a)(ii)
Purchase Price              1.2
Purchaser Preamble
Real Properties Preamble
Real Property Leases Preamble

Representatives            4.1(a)
Required Consents          2.5
Required Licenses          2.14(c)
Restricted Area            8.1(a)(i)
Restaurants Preamble
Restaurant Equipment       1.1(a)
Sellers Preamble
Sellers' Agent Preamble
Subsequent Closings        1.5(a)(ii)
Transaction Documents      2.1

           SECTION 10.7 Interpretation.

          The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the Agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

     SECTION 10.8 Notices.

          All notices, consents, requests, instructions, approvals and other communications provided for herein shall be validly given, made or served in writing and delivered personally, sent by telecopier, Federal Express or other reputable overnight courier or sent by certified or registered mail, postage prepaid, return receipt requested, at the addresses set forth below:

                (a) if to Purchaser, to:

                    Carrols Corporation
                    968 James Street
                    Syracuse, New York 13203-6969
                    Telecopier Number:  (315) 475-9616
                    Attention:Daniel T. Accordino,
                              President; and
                              Joseph A. Zirkman, Esq.

                (b) if to any Seller or Sellers' Agent, to:

                    Mr. Donald M. Cepiel, Sr.
                    Midon Restaurant Corporation
                    Twenty Wade Road
                    Latham, NY  12110

                    with a copy to:

                    Dennis F. Irwin, Esq.
                    26 Computer Drive West
                    Albany, New York  12205
                    Telecopier Number:   (518) 438-2304


or such other address as any party hereto may, from time to time, designate in a written notice given in a like manner (which change of address shall only be effective upon actual receipt of same by the other party). Notices shall be deemed delivered: (i) three days after the date the same is post marked if sent by registered or certified mail; (ii) on the date the same is delivered personally; (iii) the next business day after delivery to the courier service, if sent by Federal Express or other reputable overnight courier and (iv) upon receipt by the sender of telecopier confirmation, if sent by telecopier.

     SECTION 10.9 Successors and Assigns.

         This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the heirs, executor, personal representatives,legal representatives, successors and assigns of the parties hereto, and shall not be assignable by either party without the prior written consent of the other party.

     SECTION 10.10 Governing Law.

          This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to New York's conflict of laws rules.

     SECTION 10.11 Consent to Jurisdiction; Service of Process.

          (a) Except with respect to disputes wherein the parties have expressly agreed herein to submit such dispute to arbitration, the parties hereto irrevocably submit to the jurisdiction of the United States District Court for the Northern District of New York over any dispute arising out of or relating to this Agreement or any agreement or instrument contemplated hereby or entered into in connection herewith or any of the transactions contemplated hereby or thereby, and each party hereby irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such court.

          (b) Each of the parties hereto consents to process being served by any party to this Agreement in any suit action or proceeding of the nature specified in subsection 10.8 (a) above by mailing a copy thereof in accordance with the provisions of Section 10.8 of this Agreement or in any other manner provided by law.

     SECTION 10.12 Severability.

          Whenever possible, each provision in this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. If any provision of this Agreement shall be prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     SECTION 10.13 Purchaser's Designated Affiliate.

          Purchaser may designate one or more of its wholly-owned subsidiaries or Affiliates to carry out all or part of the transactions contemplated hereby to be carried out by Purchaser, however, such assignment or designation shall not absolve Purchaser from any liability under this Agreement and the Transaction Documents.

     SECTION 10.14 Counterparts.

          This Agreement may be executed in one or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     SECTION 10.15 [INTENTIONALLLY OMITTED]

     SECTION 10.16 Payment of Expenses.

          (a) In the event Sellers terminate this Agreement as a result of Sellers' lenders not approving this transaction, or Purchaser terminates this Agreement as a result of Purchaser's lenders not approving this transaction, then in either event the non-terminating party shall be entitled to recover from the terminating party an amount equal to such party's actual, reasonable, out-of-pocket expenses incurred in connection with this transaction, up to $15,000.

          (b) In the event Seller or Purchaser terminates this Agreement pursuant to Section 4.10, Seller shall, within ten days of written demand, reimburse Purchaser for (i) the cost of conducting the Phase I's and Phase II's up to $25,000 and (ii) Purchasers' other expenses incurred in connection with this transaction up to $15,000.

     SECTION 10.17 Glens Falls Cross Easements.

          At the Closing of Title, Seller shall deliver to Purchaser an easement, in duly executed form and, at the Purchaser's election, in recordable form, covering Restaurant #4292 at the 1 Warren Street premises in the City of Glens Falls, New York, which easement shall be in effect during the term of the lease between Seller as Lessor and Purchaser as Lessee of the said premises, including any renewal terms under said lease, and which easement shall, to Purchaser's reasonable satisfactions, provide for and permit Purchaser's employees and customers at the said Burger King Restaurant (located on the premises now owned by M & D Development and shown on Schedule 10.17) to use the parking spaces and the shared means of ingress and egress with the adjoining
      parcel now owned by Civic Plaza Associates (also shown on Schedule 10.17)
and similarly shall permit the tenants, and customers and employees thereof, of the commercial building on the said adjoining Civic Plaza Associates parcel to use the parking spaces and shared means of ingress and egress on the said M & D Development parcel during the normal respective business hours of the business on the respective adjoining parcels.

          IN WITNESS WHEREOF, the parties hereto have caused this Purchase and Sale Agreement to be executed as of the date first written above.

                CARROLS CORPORATION

                By:
                    Name:
                    Title:

                MIDON RESTAURANT CORP.

                By:

                    Name:
                    Title:

                WOLF ROAD ENTERPRISES

                By:

                    Name:
                    Title:

                WESTMERE ASSOCIATES

                By:

                    Name:
                    Title:

                HOME RUN ASSOCIATES

                By:

                    Name:
                    Title:

                M & D DEVELOPERS

                By:

                    Name:
                    Title:


     The undersigned are signing this Agreement in their individual capacities
      solely to agree to the provisions of Section 4.13 hereof.



     Michael P. Jones

     Donald M. Cepiel, Sr.


aqcepiel.001

                              Schedule A


                                                       BURGER KING
    NAME OF SELLER           ADDRESS OF SELLER      FRANCHISE NUMBER

                                   Schedule A-1

                                   Schedule A-2

                     EXHIBIT A TO PURCHASE AND SALE AGREEMENT

BK No.

                  ASSIGNMENT AND ASSUMPTION AGREEMENT

     AGREEMENT made this       day of                   , 1994 between [Insert
Seller Corporation] a
        Corporation having an office at
 ("Assignor"), and CARROLS CORPORATION, a Delaware Corporation having an office at 968 James Street, Syracuse, New York ("Assignee").

     Pursuant to a lease dated                               ("Lease")
                               ("Landlord")
demised to [Insert Seller Corporation]  certain premises at
                        . Assignor desires to transfer, sell, assign, convey and deliver to Assignee the Lease and Assignee desires to accept said transfer, sale, assignment, conveyance and delivery.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein set forth and for $10.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor hereby transfers, sells, assigns, conveys and delivers to Assignee all of Assignor's right, title and interest in and to the Lease and any and all options to renew or extend the same. Assignee hereby accepts the foregoing transfer, sale, assignment, conveyance and delivery and assumes and agrees to pay and perform all liabilities and obligations under the Lease arising from and after this date. The assignment shall inure to the benefit of and be binding upon the heirs, successors and assigns of the Assignor and the successors and assigns of Assignee.

     This Agreement is made in connection with a Purchase and Sale Agreement
dated                 , 1994 between Assignor and certain other corporations and partnerships as Seller, and Assignee, as Purchaser, the terms, conditions, representations and warranties of which are incorporated herein by reference and made part hereof.

     This Agreement is subject to receipt of Landlord's consent to the assignment of the Lease.

     Assignor represents, covenants and warrants that this assignment is not and shall not constitute a breach or default under the terms of the Lease.

ATTEST:                       CARROLS CORPORATION

                              BY:





ATTEST:                       [INSERT SELLER CORPORATION]

                              BY:

STATE OF NEW YORK   )
COUNTY OF ONONDAGA  )  SS:

     On this      day of               , 1994 before me personally came Joseph
A. Zirkman, to me personally known, who, being by me duly sworn, did depose and say that he resides at 8129 Solomon Seal Lane, Manlius, New York 13104; that he is a Vice President of Carrols Corporation, the corporation described in and which executed the Assignment; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the Board of Directors of said corporation; and that he signed his name thereto by like order.



                              Notary Public


STATE OF            )
COUNTY OF           )  SS:

     On this      day of               , 1994 before me personally came
                  to me personally known, who, being by me duly sworn, did
depose and say that he resides at                                        ;
that he is the                        of                                   , the
corporation described in and which executed the Assignment; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the Board of Directors of said corporation; and that he signed his name thereto by like order.




                              Notary Public

                     EXHIBIT B TO PURCHASE AND SALE AGREEMENT

BK No.


                   CONSENT AND ESTOPPEL CERTIFICATE


                                                      , 1994
Carrols Corporation
968 James Street
Syracuse, New York  13203

Re:                                                   ("Premises")
     Lease dated                  , amended               ("Lease")
     now between [Insert Seller corporation] ("Lessee")
     and                                     ("Lessor")

Gentlemen:

     It is our understanding that the Lessee has agreed to assign the referenced lease (the "Lease") to Carrols Corporation ("Carrols") and as a condition precedent thereto is required to provide you with this Certificate from the undersigned.

     In respect to the Lease, the undersigned certifies and acknowledges as follows:

     1. The undersigned now owns the Premises and is the Lessor under the Lease. Lessee is now the Lessee under the Lease.

     2.   The Lease commenced on                    ,       and its term is due
to expire on
 ,     .  [The Lease allows Lessee to renew same for an additional term of years].  The present minimum rent paid to Lessor under the Lease is $
                         .  The Lease is the entire agreement between the
parties as to the Premises.

     3. As of this date, the Lease is in full force and effect in accordance with its terms and has not been modified, amended or supplemented in any way except as set forth in this letter. To the best of Lessor's knowledge, Lessee is not in default under the Lease, and no act has occurred which with the passing of time, or the giving of notice, or both will constitute a default under the Lease.

     4. Lessee is given permission to assign the Lease to Carrols provided Lessee remains liable for any breach of the Lease which occurs after the assignment is made.

     5. Carrols shall have the right to grant a security interest in its interest under the Lease by way of a leasehold mortgage and/or a collateral assignment to a financial institution ("Secured Party") to whom Carrols' Burger King Franchise Agreement may also be collectively assigned. In the event Secured Party
      exercises its remedies against Carrols' interest under the Lease, Secured
Party
may assign the Lease to Burger King Corporation or to an approved Burger King franchisee.

     6. Landlord will give Secured Party notice of any default by Carrols under the Lease simultaneously with the giving of such notice to Carrols provided Landlord is provided written notice of the name and address of the Secured Party. Secured Party, if it so elects, may cure any default of Carrols within the time permitted in the Lease or, if no cure period is provided in the Lease, 10 days after its receipt of such notice.

     7. The undersigned will not accept any surrender, cancellation or modification of the Lease without first giving 10 days' written notice thereof to Secured Party.

     8. Landlord agrees that the personal property and trade fixtures of Carrols (including inventory and equipment) located at the Premises (collectively "Collateral") will not be deemed "fixtures" and will remain the personal property of Carrols subject to Secured Party's security interest. Landlord will not assert any statutory or possessory liens or rights of distraint against the Collateral or take any other action with respect thereto and agrees that all of its rights thereto are subordinate to the rights, claims and security interests therein in favor of the Secured Party to the full extent that the same secures or hereafter may secure any and all obligations or indebtedness of every kind, now existing or hereafter arising, of Carrols to Secured Party.

     9. Secured Party and its agents and representatives, upon reasonable prior notice, but without the consent of Landlord, may enter the Premises and remove and take possession of the Collateral at any time in accordance with the security agreements.

     10. The provisions hereof shall be irrevocable and remain in full force and effect until Carrols has fully paid and performed all of its obligations to Secured Party under all agreements, instruments and documents evidencing such obligations, and under all security agreements, present and future, and any extensions, modifications and renewals thereof at any time made, and until all obligations, if any, of Secured Party to extend loans or financial accommodations to Carrols shall have terminated.

     11. This Consent and Estoppel Certificate shall be binding upon and inure to the benefit of the parties herein named and their respective assigns and successors in interest.

                         Very truly yours,

                         by:
                            Title:

                     EXHIBIT C TO PURCHASE AND SALE AGREEMENT

BK#

                          CARROLS CORPORATION

                         Assumption Agreement



          THIS ASSUMPTION AGREEMENT, made this ____ day of                   ,
1994, by and
among [NAME OF SELLER], a New York corporation ("Seller"), and CARROLS CORPORATION, a Delaware corporation ("Purchaser"):


                         W I T N E S S E T H:


          WHEREAS, this Assumption Agreement is being executed and delivered
pursuant to that certain Purchase and Sale Agreement, dated as of           (the
"Purchase Agreement"), among Purchaser, Seller, certain affiliates of Seller identified on Schedule A to the Purchase Agreement and as agent for Sellers (terms used herein without definition shall have the respective meanings set forth in the Purchase Agreement);


          WHEREAS, subject to the provisions of the Purchase Agreement, Seller has agreed to sell, assign, transfer and convey to Purchaser all of Seller's right, title and interest in and to the Assets, subject to Purchaser's assumption of the Assumed Contracts (as hereinafter defined); and


          NOW, THEREFORE, in consideration of the execution and delivery of the Purchase Agreement and the Bill of Sale and Assignment dated the date hereof and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties agree as follows:

          1. From and after the date hereof, Purchaser hereby assumes and agrees to pay, perform, or discharge, as the case may be, and hereby agrees to indemnify and hold Seller harmless against, all of the rights, obligations and liabilities of Seller arising on or after 6:00 A.M. on the date hereof (the "Closing Date") under each of the Contracts set forth on Schedule A hereto (the "Assumed Contracts").

          2. Anything herein to the contrary notwithstanding, Seller shall remain liable for, and hereby agrees to retain and discharge, and to indemnify and hold harmless Purchaser from and against, any and all liabilities of Seller or its Affiliates not being expressly assumed by Purchaser hereunder or under
Section 1.5 of the Purchase Agreement, including, without limitation, any liability of Seller or any Affiliate of Seller (i) arising from, or out of, the ownership or operations or use of, or incurred in connection with, any of its respective Affiliates in connection with, its Restaurant, Assets, Real Property, Real Property Lease or the Assumed Contracts on or prior to, or relating to any
      time period prior to the Closing Date; (ii) arising from or by reason of the
transactions contemplated by the Purchase Agreement, including, but not limited to Federal, state or local income taxes, transfer taxes, and other taxes, if any, arising from or by reason of the receipt of the consideration for the Assets; (iii) with respect to any wages, vacation, severance or sick pay or any rights under any stock option, bonus or other incentive arrangement that have accrued as of the Closing Date; (iv) with respect to any employment, consulting or similar arrangement to which Seller is a party or for which Seller is responsible; (v) with respect to any "employee benefit plan" as defined in
Section 3(3) of Employee Retirement Income Security Act of 1974, as amended ("ERISA") including multi-employer plans as defined in Section 3(37) of ERISA whether arising before, on or after the Closing Date; or (vi) under any Laws relating to public health and safety and pollution or protection of the environment, including, without limitation, those relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes or any materials defined or categorized by any of the above as "Hazardous Materials", "Hazardous Substances", or similar or related designations.

          3. This Assumption Agreement is delivered pursuant to, and is subject to, the Purchase Agreement.

          4. This Assumption Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns.

          IN WITNESS WHEREOF, the parties have duly executed this Assumption
Agreement this ____ day of                , 1994.


                                   PURCHASER:

                                   CARROLS CORPORATION




                                   By:

                                      Name:
                                      Title:


ACKNOWLEDGED AND AGREED
TO BY:

SELLER:

[Name of Seller]

By:
   Name:
   Title:

                                    SCHEDULE A


                             SEE ATTACHED

                     EXHIBIT D TO PURCHASE AND SALE AGREEMENT

                    [FORM OF OPINION OF COUNSEL TO
                         CARROLS CORPORATION]




                                                            , 1994



To each of the Sellers identified on Schedule A hereto



Ladies and Gentlemen:

          I have acted as general counsel for Carrols Corporation, a Delaware corporation ("Purchaser"), in connection with the transactions contemplated by
that Purchase and Sale Agreement dated as of [                 , 199   ] (the
"Purchase Agreement") among                                  (the "Sellers'
Agent") and each of the corporations identified in Schedule A hereto (collectively the "Sellers" and individually a "Seller"). Terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement. This opinion is being furnished to you, at the request of Purchaser, pursuant to Section 5.2(e) of the Purchase Agreement.

          In connection with rendering the opinions hereinafter set forth, I have examined the originals, or copies certified or otherwise identified to my satisfaction as being true copies, of the following:

          (a)  The Purchase Agreement;

          (b) Each of the separate Lease Agreements, dated the date hereof, between Purchaser and Sellers;

***       (c)  The Management Agreement, dated the date hereof, between
Purchaser and Midon Restaurant Corp.;

          (d) The various assumption instruments executed by Purchaser on the date hereof; and

          (e) such certificate of public officials, corporate documents and records, and other certificates to the extent that the same were made available to me for such examination, and have made such investigation of law, as I have deemed necessary as a basis for the opinions expressed herein.

          The foregoing agreements and instruments together with each other agreement, document, certificate or instrument executed or delivered by Purchaser in connection with the consummation of the *** transactions contemplated by the Purchase Agreement and the Management Agreement (the "Contemplated Transactions") are referred to herein, collectively, as the "Transaction Documents".

          For purposes of the opinions expressed herein, with your permission, I have assumed, without any independent investigation or verification of any kind: (i) the genuineness of all signatures, the authenticity and completeness of all documents submitted to me as originals and the conformity to original documents and completeness of all documents submitted to me as copies; (ii) that all Transaction Documents have been duly authorized, executed and delivered by the parties thereto other than Purchaser; and (iii) that the certificates of public officials dated earlier than the date of this letter remain accurate from such earlier date through and including the date of this letter.

          As to various questions of fact material to my opinion, I have relied upon the representations made in the Transaction Documents and upon inquiries and certificates of officers or representatives of Purchaser. When a statement herein is qualified by "to my knowledge" or similar language, it is intended to indicate that, during the course of my representation of Purchaser, no information that would give me actual knowledge of the inaccuracy of such statement has come to my attention.

          I am a member of the bar of the State of New York and do not purport to be an expert in, or to express any opinion concerning, any law other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal law of the United States of America. No opinion is expressed as to the laws of any other jurisdiction or the effect which the laws of any other jurisdiction might have on the subject matter of the opinions expressed herein under conflict of laws principles or otherwise.

          Based upon and subject to the foregoing and the qualifications set forth below, were are of the opinion that:

          1. Purchaser is a corporation validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

          2. Purchaser has full corporate power and authority to enter into the Transaction Documents to which it is a party and to carry out the Contemplated Transactions.

          3. The execution, delivery and performance of the Transaction Documents to which Purchaser is party have been duly authorized by all requisite corporate action.

          4. Each Transaction Document to which Purchaser is a party has been duly and validly executed and delivered by it and constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms except as may be limited by the Enforcement Exceptions (as hereinafter defined).

          5. Neither the execution, delivery or performance of any Transaction Document by Purchaser, nor the consummation of the Contemplated Transactions will, with or without the giving of notice or the passage of time or both, conflict with, result in a default or loss of rights (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation
      of any Lien, pursuant to:
          (a) any provision of the certificate of incorporation or by-laws of Purchaser; (b) to my knowledge, any material note, contract, agreement or other instrument or obligation to which Purchaser is a party or by which Purchaser or its properties may be bound or affected; (c) any law, ordinance, rule or regulation to which Purchaser is subject or by which its properties may be bound or affected; or (d) to my knowledge, any judgment, award or order to which Purchaser is subject or by which its properties may be bound or affected.

          6. The execution, delivery and performance of the Transaction Documents to which Purchaser is a party do not require the consent, approval or authorization of or license from: (a) any governmental authority or other regulatory body or (b) to my knowledge, any other Person, except for such consents, approvals or authorizations that have been obtained and which are in full force and effect.

          The validity and enforceability of the rights and remedies set forth in the Transaction Documents are subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors' rights and remedies generally and the application of principles of equity whether in an action at law or a proceeding in equity. In addition, I express no opinion regarding the availability of the remedy of specific performance, or of any other equitable remedy or relief to enforce any right under any agreement or document. All of the above have hereinbefore been referred to as the "Enforcement Exceptions".

          This opinion is being furnished for the sole benefit of the named addressees and their counsel, and may not be relied upon by any other Person or published, quoted or otherwise used for any other purpose without my prior written consent. This opinion is based on the law (and interpretations thereof) and facts existing as of the date hereof. I disclaim any obligation to advise you of any changes therein that may be brought to my attention after the date hereof.

                                   Very truly yours,

                     EXHIBIT E TO PURCHASE AND SALE AGREEMENT

[NAME OF SELLER]

                      Bill of Sale and Assignment



          [Name of Seller],                   corporation ("Seller"), for and
in consideration of sums duly paid by CARROLS CORPORATION, a Delaware corporation ("Purchaser"), and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, pursuant to that
certain Purchase and Sale Agreement dated as of              , 1994 (the
"Purchase Agreement") among Purchaser, Seller, certain affiliates of Seller
identified in Purchase Agreement and                    as agent for the
Sellers, DOES HEREBY sell, assign, transfer, and convey and deliver to Purchaser all of the following assets used or located in or held for use in connection
with the restaurant having a Burger King franchise number of [            ] (the
"Restaurant") operated by Seller (collectively, the "Assets") free and clear of all mortgages, liens, security interests, encumbrances, equities, claims, pledges, charges, liabilities and other obligations of whatever kind and character:

                 (a) Restaurant Equipment. All of the machinery, equipment, furnishings, supplies, uniforms, spare equipment parts and all other personal property (other than Inventory, as hereinafter defined) owned by Seller and used or held for use in, or in connection with, the operation of its Restaurant, including but not limited to the assets set forth in Schedule 1.1 (a) annexed hereto;

                 (b) Leasehold Improvements. All fixtures and other leasehold improvements owned by Seller in its Restaurant;

                 (c) Franchise Agreements. The Burger King Franchise Agreement for the Restaurant, as more fully set forth in Schedule 1.1 (c) annexed hereto;

                 (d) Inventories. All of the food, related paper products and promotional items owned by Seller or otherwise used or held for use in or in connection with the business being conducted at its Restaurant;

                 (e) Leased Assets. All of the right, title and interest of Seller in any item of personal property which is not owned by it but is leased by it or otherwise is used or held for use, in or in connection with the business being conducted at its Restaurant, including but not limited to, the assets set forth on Schedule 1.1 (e) annexed hereto; and

                 (f) Miscellaneous Assets. All of the right, title and interest of Seller in any other asset or property owned, leased, subleased, used or held for use in, or in connection with the business being operated at its Restaurant, including, but not limited to, contract rights and other general intangibles.

          TO HAVE AND TO HOLD all of the Assets hereby sold, assigned, transferred, conveyed and delivered to Purchaser, its successors and assigns,
      for its and their own use and behalf forever.

          This Bill of Sale and Assignment is delivered pursuant to, and it subject to, the Purchase Agreement.

          Seller shall cooperate with Purchaser and shall take such further action and shall execute and deliver such further documents as may be requested by Purchaser, its successors and assigns, to implement the provisions and purposes of this Bill of Sale and Assignment.

          IN WITNESS WHEREOF, Seller had duly caused this Bill of Sale and
Assignment to be executed this        day of            , 1994.

                                   [NAME OF SELLER]


                                   By:
                                      Name:
                                      Title:

                     EXHIBIT F TO PURCHASE AND SALE AGREEMENT

                    [OPINION OF COUNSEL TO SELLER]


                     , 1994





Carrols Corporation
968 James Street
Syracuse, NY  13203

Ladies and Gentlemen:

          We have acted as counsel for                            (the "Sellers'
Agent") and each of the corporations identified in Schedule A hereto (collectively the "Sellers" and individually a "Seller"), in connection with the transactions contemplated by that Asset Purchase Agreement dated as of [

, 1994] (the "Purchase Agreement") among Sellers, Sellers' Agent and Carrols Corporation, a Delaware corporation (the "Buyer"). Terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement. This opinion is being furnished to you, at the request of Sellers and Sellers' Agent, pursuant to Section 5.3(e) of the Purchase Agreement.

          In connection with rendering the opinions hereinafter set forth, we have examined the originals, or copies certified or otherwise identified to our satisfaction as being true copies, of the following:

          (a)  The Purchase Agreement;

          (b) Each of the separate Lease Agreements, dated the date hereof, between Purchaser and Midon Restaurant Corp.;

***       (c)  The Management Agreement, dated the date hereof, between
Purchaser and Midon Restaurant Corp.;

          (d) The Bill of Sale ("Bill of Sale") and other instruments of conveyance, transfer and assignment executed by Sellers on the date hereof; and

          (e) such certificate of public officials, corporate documents and records, and other certificates to the extent that the same were made available to us for such examination, and have made such investigation of law, as awe have deemed necessary as a basis for the opinions expressed herein.

          The foregoing agreements and instruments together with each other agreement, document, certificate or instrument executed or delivered by Sellers' Agent or Sellers (or any of them) in connection with the consummation of the transactions contemplated by the Purchase Agreement and the Management *** Agreement (the "Contemplated Transactions") are referred to herein,
      collectively, as the "Transaction Documents".

          For purposes of the opinions expressed herein, with your permission, we have assumed, without independent investigation or verification of any kind:
(i) the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals and the conformity to original documents and completeness of all documents submitted to us as copies; (ii) that all Transaction Documents have been duly authorized, executed and delivered by Buyer; and (iii) that the certificates of public officials dated earlier than the date of this letter remain accurate from such earlier date through and including the date of this letter.

          As to various questions of fact material to our opinion, we have relied upon the representations made in the Transaction Documents and upon inquiries and certificates of Sellers' Agent and of the officers or representatives of Sellers. When a statement herein is qualified by "to our knowledge" or similar language, it is intended to indicate that, during the course of our representation of Sellers and Sellers' Agent, no information that would give us actual knowledge of the inaccuracy of such statement has come to our attention.

          We are members of the bar of the State of New York and do not purport to be experts in, or to express any opinion concerning, any law other than the laws of the State of New York and the Federal law of the United States of America. No opinion is expressed as to the laws of any other jurisdiction or the effect which the laws of any other jurisdiction might have on the subject matter of the opinions expressed herein under conflict of laws principles or otherwise.

          Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that:

          1. Each Seller is a corporation validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as no conducted. Each Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the business, properties, financial condition or the results of operations of such Seller.

          2. Sellers and Sellers' Agent each has full corporate power and authority or capacity, as the case may be, to enter into the Transaction Documents to which it or he is a party and to carry out the Contemplated Transactions.

          3. The execution, delivery and performance of the Transaction Documents to which any Seller is party have been duly authorized by all requisite corporate action.

          4. Each Transaction Document to which a Seller or Sellers' Agent is a party has been duly and validly executed and delivered by it or him and
      constitutes the legal, valid and binding obligation of such Seller and
Seller's
Agent, respectively, enforceable against each of them in accordance with its terms except as may be limited by the Enforcement Exceptions (as herein-after defined).

          5. Neither the execution, delivery or performance of any Transaction Document by a Seller or Seller's Agent, nor the consummation of the Contemplated Transactions will, with or without the giving of notice or the passage of time or both, conflict with, result in a default or loss of rights (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any Lien, pursuant to: (a) any provision of the Governing Instruments of such Seller; (b) to our knowledge, any material note, contract, agreement or other instrument or obligation to which such Seller or Sellers' Agent is a party or by which such Seller or Sellers' Agent or their respective properties may be bound or affected; (c) any law, ordinance, rule or regulation to which such Seller or Sellers' Agent is a party or by which their respective properties may be bound or affected; or (d) to our knowledge, any judgment, award or order to which such Seller or Sellers' Agent is a party or by which their respective properties may be bound or affected.

          6. The execution, delivery and performance of the Transaction Documents to which any Seller or Sellers' Agent is a party do not require the consent, approval or authorization of or license from or registration or filing with: (a) any governmental authority or other regulatory body or (b) to our knowledge, any other Person, except for such consents or approvals that have been obtained and which are in full force and effect.

          7. The Bill of Sale and other instruments of conveyance, transfer and assignment executed by each Seller are in form sufficient to convey to Buyer all of such Seller's right, title and interest in and to the Assets. To our knowledge, the Assets will be conveyed to Buyer free and clear of all Liens.

          8. Except as disclosed in the Purchase Agreement, there is no claim, legal action, counterclaim, suit, arbitration, governmental investigation or other legal, administrative or tax proceeding, nor any order, decree or judgment in progress, pending or threatened against or relating to any Seller or their respective Assets.

          9. To our knowledge, each Seller is in compliance in all material respects with all applicable laws, regulations and administrative orders of the
United States and the State of                    , the non compliance with
which would have a materially adverse effect upon the Assets or the Contemplated Transactions.

          10. Each Assumed Contract is valid, subsisting, in full force and effect, binding upon and enforceable against the applicable Seller and, to our knowledge, on the other parties thereto, in accordance with their respective terms and, to our knowledge, neither the Seller nor any other party to any such Assumed Contract is in default thereunder in any material respect nor, to our knowledge, does any condition exist that with notice or lapse of time or both would constitute a material default thereunder.

          11.  Based solely upon a review of the stock transfer ledgers and
      minute books of each Seller, Sellers' Agent and [
] are the record and, to our knowledge, beneficial owners of all of the issued and outstanding shares of capital stock of each Seller.

          The validity and enforceability of the rights and remedies set forth in the Transaction Documents and the Assumed Contracts are subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors' rights and remedies generally and the application of principles of equity whether in an action at law or a proceeding in equity. In addition, we express no opinion regarding the availability of the remedy of specific performance, or of any other equitable remedy or relief to enforce any right under any agreement or document. All of the above have herein-before been referred to as the "Enforcement Exceptions".

          This opinion is being furnished for the sole benefit of the named addressee, its counsel and any Person providing financing to Buyer and may not be relied upon by any other Person or published, quoted or otherwise used for any other purpose without our prior written consent. This opinion is based on the law (and interpretations thereof) and facts existing as of the date hereof. We disclaim any obligation to advise you of any changes therein that may be brought to our attention after the date hereof.

                                   Very truly yours,

                     EXHIBIT H TO PURCHASE AND SALE AGREEMENT

                     LIKE-KIND EXCHANGE PROVISIONS

          (a) It is understood and agreed that the election by any Seller to effectuate an Exchange is not a condition to the obligations of each Seller under the Agreement (as used herein, a Seller making such election is sometimes referred to as an "Exchange Party"). Purchaser shall bear no responsibility with respect to the qualification of the transaction under Section 1031, such qualification to be at Sellers' sole risk. Purchaser may comply with its obligations under this Paragraph itself, or through its nominee.

          (b) Upon written notice by a Seller to Purchaser of its election to effectuate a like-kind exchange, given not less than fifteen (15) days prior to a Closing, and the completion of arrangements by Seller for the conveyance of the Exchange Property to, or at the direction of, Purchaser, Purchaser shall, subject to the terms and conditions hereafter set forth, cause the Exchange Property to be conveyed to Seller in exchange for the Asset to be conveyed to Purchaser. Purchaser shall not be obligated to expend any funds prior to the closing of title to an Asset and shall not be required to take title to any Exchange Property prior to such closing. At the Closing, the portion of the Purchase Price which would have been payable by Purchaser to such Seller pursuant to this Agreement in the event an Exchange had not been utilized shall be reduced by an amount equal to the total costs of (i) acquisition of the Exchange Property, and (ii) the conveyance thereof to Seller. In the event such acquisition and conveyance costs exceed the portion of the Purchase Price which would have been payable by Purchaser to the Exchange Party at the Closing in the event an Exchange had not been utilized, then at the Closing the Exchange Party shall pay such excess to Purchaser by certified or official bank check.
As used in this paragraph, acquisition costs shall include, but not be limited to, the purchase price for the Exchange Property, brokerage commissions, recording fees, transfer taxes, New York State Real Property Transfer Gains Taxes, real estate tax adjustments, mortgage recording taxes and title company expenses incurred by Purchaser with respect to the acquisition of the Exchange Property and/or the conveyance of same to the Exchange Party. In the event the Exchange Party does not designate such Exchange Property or arrange for such exchange, the Asset shall be sold to Purchaser upon the terms hereinbefore provided and, at the Exchange party's option, the parties shall enter into a Deferred Exchange Agreement, in form and substance satisfactory to Purchaser and its counsel, pursuant to which the Purchaser authorized the Exchange Party to acquire Exchange Property through a designated agent, in which instance the portion of the Purchase Price to be paid to such Exchange Party at the Closing pursuant to the terms of this Agreement shall be paid to a Trustee or such designated agent to be held in escrow for the purpose of acquiring the Exchange Property. However, if the Exchange Property is not acquired within six (6) months following the Closing, the proceeds shall be released from escrow and paid to such Exchange Party. Purchaser shall enter into only those agreements to acquire Exchange Property designated in writing by the Exchange Party.

          (c) In no event shall Purchaser be obligated to enter into a contract for the acquisition of, or close title to, Exchange Property unless:

                 (i) the purchase agreement for the Exchange Property shall provide that the sole remedy of the Seller thereunder in the event of the
      Purchaser's default shall be to retain the downpayment paid on account thereof;

                 (ii) the purchase agreement for the Exchange Property and any mortgage or any other financing agreement encumbering such property at the time of closing shall be fully exculpated as to Purchaser; and

                 (iii) the purchase agreement shall be freely assignable, and any mortgage or any other financing agreement encumbering the Exchange Property at the time of closing shall permit the transfer thereof to Exchange Party at closing of title.

          (d) Except for Purchaser's responsibilities to complete the exchange in accordance with this Agreement, upon conveyance of the Exchange Property to Purchaser by the seller thereunder or on Purchaser's default thereunder, Purchaser shall have no liabilities, obligations, debts, claims, actions, encumbrances, costs, expenses or fees (including reasonable attorneys fees) of any kind whatsoever payable to or in favor of any party whomsoever as a result of such Exchange in lieu of payment to Seller of the allocable portion of the Purchase Price, and in this regard each Seller shall and hereby does indemnify and hold harmless Purchaser from and against any of the foregoing which may arise,or result from, or be caused by any Exchange Party's transactions pursuant to this Paragraph.

          (e) Upon conveyance of the Exchange Property to Seller, Purchaser shall have no liabilities, obligations, debts, claims, actions, encumbrances, costs, expenses or fees (including reasonable attorneys' fee) of any kind whatsoever payable to or in favor of any party whomsoever as a result of the implementation of an Exchange in lieu of a purchase from Seller for the allocable portion of the Purchase Price, and in this regard each Seller shall and thereby does indemnify and hold harmless Purchaser from and against any of same which might arise or result from or be caused by any Exchange Party's transactions pursuant to this Paragraph.

          (f) If Seller shall not designate any Exchange Property to be acquired by the Purchaser prior to the Closing Date hereunder or request that the parties execute a Deferred Exchange Agreement, or if, for any reason other than as the result of a breach of or default by Purchaser under this Agreement or under the purchase contract for an Exchange Property, such purchase contract shall be terminated or the Seller under such purchase contract shall fail or refuse to close, then Seller will sell and convey and the Purchaser will purchase each Asset for the Purchase Price as set forth in Section 1.2 of the Agreement.